UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒	Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

MyoKardia, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

MyoKardia, Inc.

333 Allerton Avenue

South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 13, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of MyoKardia, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, June 13, 2019 at 9 a.m. at the Hilton Garden Inn – San Francisco Airport, 670 Gateway Boulevard, South San Francisco, CA 94080, for the following purposes:

1.

To elect two (2) Class I directors, as nominated by the Board of Directors of the Company (the “Board of Directors” or the “Board”), to hold office until the 2022 Annual Meeting of Stockholders or until their successors are duly elected and qualified.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019.
3.	To conduct a non-binding advisory vote to approve the compensation of our named executive officers;
4.	To conduct a non-binding advisory vote on the frequency of future non-binding advisory votes to approve the compensation of our named executive officers; and
5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Proposal 1 relates solely to the election of two (2) Class I directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.

The Board of Directors has fixed the close of business on Monday, April 15, 2019 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders, or at any adjournments of the Annual Meeting of Stockholders.

In order to ensure your representation at the Annual Meeting of Stockholders, you are requested to submit your proxy over the Internet, by telephone or by signing and dating the enclosed proxy as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). If you attend the Annual Meeting of Stockholders and file with the Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

By Order of the Board of Directors

MyoKardia, Inc.

/s/ Tassos Gianakakos

Tassos Gianakakos

President and Chief Executive Officer

South San Francisco, California

April 24, 2019

Your vote is important, whether or not you expect to attend the Annual Meeting of Stockholders. You are urged to vote either via the Internet or telephone, or vote by mail by requesting a printed copy of the proxy card, as instructed in the Important Notice Regarding the Availability of Proxy Materials that you will receive in the mail. Voting promptly will help avoid the additional expense of further solicitation to assure a quorum at the meeting.

MYOKARDIA, INC.

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

June 13, 2019

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation of proxies for use prior to or at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of MyoKardia, Inc. (the “Company”), a Delaware corporation, to be held at 9 a.m. local time, on Thursday, June 13, 2019 and at any adjournments or postponements thereof for the following purposes:

•	To elect two (2) Class I directors, as nominated by the Board of Directors, to hold office until the 2022 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
•	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019; and
•	To conduct a non-binding advisory vote to approve the compensation of our named executive officers;
•	To conduct a non-binding advisory vote on the frequency of future non-binding advisory votes to approve the compensation of our named executive officers; and
•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Annual Meeting will be held at the Hilton Garden Inn – San Francisco Airport, 670 Gateway Boulevard, South San Francisco, CA 94080. On or about May 3, 2019, we will mail to all stockholders entitled to vote at the Annual Meeting a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (“Annual Report”).

Solicitation

This solicitation is made on behalf of the Board of Directors. We will bear the costs of preparing, mailing, online processing and other costs of the proxy solicitation made by our Board of Directors. Certain of our officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. Such solicitations may be made by email, telephone, facsimile transmission or personal solicitation. No additional compensation will be paid to such officers, directors or regular employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to stockholders.

Important Notice Regarding the Availability of Proxy Materials

The Proxy Statement and the Annual Report are available electronically at www.proxyvote.com.

Voting Rights and Outstanding Shares

Only holders of record of our common stock as of the close of business on April 15, 2019 are entitled to receive notice of, and to vote at, the Annual Meeting. Each holder of common stock will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on April 15, 2019, there were 46,011,685 shares of common stock issued and outstanding.

A quorum of stockholders is necessary to take action at the Annual Meeting. Stockholders representing a majority of the outstanding shares of our common stock as of the record date (present in person or represented by proxy) will constitute a quorum. We will appoint an inspector of elections for the meeting to determine whether or not a quorum is present and to tabulate votes cast by proxy or in person at the Annual Meeting. Abstentions, withheld votes and broker non-votes (which occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular matter because such broker, bank or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner) are counted as present for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting.

Votes Required for Each Proposal

To elect our directors and approve the other proposals being considered at the Annual Meeting, the voting requirements are as follows:

Proposal	Vote Required	Discretionary Voting Permitted?
Election of Directors	Plurality	No
Ratification of PricewaterhouseCoopers LLP	Majority	Yes
Non-Binding Advisory Vote to Approve the Compensation of Our Named Executive Officers	Majority	No
Non-Binding Advisory Vote on the Frequency of Future Non-Binding Votes to Approve the Compensation of Our Named Executive Officers	Highest Number of Affirmative Votes	No

“Discretionary Voting Permitted” means that brokers will have discretionary voting authority with respect to shares held in street name for their clients, even if the broker does not receive voting instructions from their client.

“Majority” means a majority of the votes properly cast for and against such matter.

“Plurality” means a plurality of the votes properly cast on such matter. For the election of directors, the two nominees receiving the plurality of votes entitled to vote and cast will be elected as directors.

The vote required and method of calculation for the proposals to be considered at the Annual Meeting are as follows:

Proposal One—Election of Directors. If a quorum is present, the director nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote “FOR” all nominees, “WITHHOLD” for all nominees, or “WITHHOLD” for any nominee by specifying the name of the nominee on your proxy card. Proposal One is not considered to be a discretionary item, so if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote on this proposal, and those votes will be counted as broker “non-votes.” Withheld votes and broker non-votes will have no effect on the outcome of the election of the directors.

Proposal Two—Approval of the Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm. Approval of this proposal requires the affirmative vote of a majority of the votes properly cast for and against such matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. If you abstain from voting on this matter, your shares will not be counted as “votes cast” with respect to such matter, and the abstention will have no effect on the proposal. Proposal Two is considered to be a discretionary item, and your broker will be able to vote on this proposal even if it does not receive instructions from you. Accordingly, we do not anticipate that there will be any broker non-votes on this proposal; however, any broker non-votes will not be counted as “votes cast” and will therefore have no effect on the proposal.

Proposal Three— Non-Binding Advisory Vote to Approve the Compensation of Our Named Executive Officers. Approval of this advisory non-binding proposal requires the affirmative vote of a majority of the votes properly cast for and against such matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. If you abstain from voting on this matter, your shares will not be counted as “votes cast” with respect to such matter, and the abstention will have no effect on the proposal. Proposal Three is not considered to be a discretionary item, so if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote on this proposal, and those votes will be counted as broker “non-votes.” Broker non-votes will have no effect on the outcome of this proposal.

Proposal Four— Non-Binding Advisory Vote on the Frequency of Future Non-Binding Votes to Approve the Compensation of Our Named Executive Officers. You may vote among four options on this proposal (holding the vote every one, two or three years, or abstaining). The option that receives the highest number of votes from the voting power of shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon will be deemed to be the frequency preferred by our stockholders.  If you abstain from voting on this matter, your shares will not be counted as “votes cast” with respect to such matter, and the abstention will have no effect on the proposal. Proposal Four is not considered to be a discretionary item, so if you do not instruct your broker how to vote with respect to this proposal, your broker may not vote on this proposal, and those votes will be counted as broker “non-votes.” Broker non-votes will have no effect on the outcome of this proposal.

We request that you vote your shares by proxy following the methods as instructed by the notice: over the Internet, by telephone or by mail. If you choose to vote by mail, your shares will be voted in accordance with your voting instructions if the proxy card is received prior to or at the Annual Meeting. If you sign and return your proxy card but do not give voting instructions, your shares will be voted FOR (i) the election of each of the Company’s two (2) nominees as Class I directors; (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2019;  (iii) a non-binding advisory vote to approve the compensation of our named executive officers; (iv) a non-binding advisory vote to approve a vote every year on the compensation of our named executive officers; and (v) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting.

Voting by Proxy Over the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote by proxy by mail, over the Internet or by telephone. Instructions for voting by proxy over the Internet or by telephone are set forth on the notice of proxy materials. The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on Wednesday, June 12, 2019. The notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

If your shares are held in street name, the voting instruction form sent to you by your broker, bank or other nominee should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this Proxy Statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. If your voting instruction form does not include Internet or telephone information, please complete and return the voting instruction form in the self-addressed, postage-paid envelope provided by your broker. Stockholders who vote by proxy over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

Revocability of Proxies

Any proxy may be revoked at any time before it is exercised by filing an instrument revoking it with the Company’s Secretary or by submitting a duly executed proxy bearing a later date prior to the time of the Annual Meeting. Stockholders who have voted by proxy over the Internet or by telephone or have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to notify the Secretary in writing prior to the time of the Annual Meeting. We request that all such written notices of revocation to the Company be addressed to Cynthia J. Ladd, Secretary, c/o MyoKardia, Inc., at the address of our principal executive offices at 333 Allerton Avenue, South San Francisco, CA 94080. Our telephone number is (650) 741-0900. Stockholders may also revoke their proxy by entering a new vote over the Internet or by telephone before these voting facilities close at 11:59 pm Eastern Time on June 12, 2019.

Stockholder Proposals to be Presented at the Next Annual Meeting

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit proposals to the Board of Directors to be presented at the 2020 annual meeting. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at our principal executive offices at the address set forth above no later than December 26, 2019 in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting. If the date of the 2020 Annual Meeting of Stockholders is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the U.S. Securities and Exchange Commission (the “SEC”). A proposal submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered untimely if received after March 10, 2020.

Our Amended and Restated Bylaws (“Bylaws”) also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary at our principal executive offices at the address set forth above no earlier than February 14, 2020 and no later than March 15, 2020. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice.

The Board of Directors, a designated committee thereof or the chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

PROPOSAL 1

ELECTION OF DIRECTORS

General

Our certificate of incorporation provides for a Board of Directors that is divided into three classes. The term for each class is three years, staggered over time. This year, the term of the directors in Class I expires. Our two (2) Class I directors will each stand for re-election at the Annual Meeting. Our Board of Directors is currently comprised of seven (7) members. If each of the Class I director nominees are elected at the Annual Meeting, the composition of our Board of Directors will be as follows: Class I—Ms. Kimberly Popovits and Dr. Sunil Agarwal; Class II— Dr. David P. Meeker, Ms. Wendy L. Yarno and Mr. Mark L. Perry; and Class III—Mr. Tassos Gianakakos and Ms. Mary B. Cranston.

In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the two (2) Class I nominees designated below to serve until the 2022 Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. Each nominee is currently a director. The Board of Directors expects that each nominee will be available to serve as a director, but if any such nominee should become unavailable or unwilling to stand for election, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by the Board of Directors. The biographies of our directors and their ages as of March 31, 2019 are set forth below.

Name	Age	Position
Kimberly Popovits (3)	60	Director
Sunil Agarwal, M.D. (2)(4)	49	Director
Wendy L. Yarno (1)(2)	64	Director
Mark L. Perry (1)(2)	63	Director
Tassos Gianakakos	46	President, Chief Executive Officer and Director
Mary B. Cranston (1)(3)	71	Director
David P. Meeker, M.D. (4)	64	Director

(1)	Member of the Audit Committee.
(2)	Member of the Compensation Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Member of the Science and Technology Committee.

Nominees for Director

Class I:

The persons listed below are nominated for election to Class I of the Board of Directors to serve a three-year term ending at the 2022 Annual Meeting of Stockholders and until their successors are elected and qualified.

The Board of Directors recommends that you vote FOR the following nominees.

Sunil Agarwal, M.D. Dr. Agarwal has served as a member of our Board of Directors since March 2016. Since September 2018, Dr. Agarwal has served as Chief Development Officer for Sana Biotechnology, Inc., a company focused on creating and delivering engineered cells as medicine for patients.  Prior to that, Dr. Agarwal served as President of Research and Development at Juno Therapeutics, Inc., a biopharmaceutical company, from April 2017 to May 2018.  Prior to Juno, Dr. Agarwal served as partner at Sofinnova Ventures from August 2016 to April 2017. Prior to Sofinnova, Dr. Agarwal served as the Chief Medical Officer and Senior Vice President of Ultragenyx Pharmaceutical Inc., a biopharmaceutical company, from August 2014 to August 2016. Prior to Ultragenyx, Dr. Agarwal served in various leadership capacities at Genentech, Inc. (acquired by Roche Holdings, Inc.) for 11 years. Most recently, he held the position of Senior Vice President and Global Head of Clinical Development for OMNI (Ophthalmology, Metabolism, Neurosciences, Immunology and Infectious Diseases) from January 2013 to July 2014. Prior to that, Dr. Agarwal held the positions of Senior VP for Immunology and Infectious Diseases, and VP for Rheumatology from July 2009 to December 2012. He also held the position of VP of Genentech Drug Safety from January 2009 to July 2009. From September 2003 to January 2009, Dr. Agarwal held positions of increasing responsibility in Genentech’s Immunology clinical organization and was involved in the development oversight of multiple molecules including Raptiva, Rituxan, and Ocrelizumab. Dr. Agarwal currently serves on the board of directors of Calithera Biosciences, Inc., a biopharmaceutical company.  Dr. Agarwal obtained his Bachelor of Science in Neuro-Biology at Cornell University and then earned his medical degree from Tufts University School of Medicine. He completed his residency at Children’s National Medical Center (CNMC), Washington, D.C. and subsequently joined the facility at George Washington University School of Medicine as an Assistant Clinical Professor of Pediatrics. He practiced in the Pediatric Emergency Department at CNMC. Dr. Agarwal’s qualifications to serve on our Board of Directors include his significant experience serving in professional and management positions in the biotechnology industry and his knowledge of drug development.

Kimberly Popovits. Ms. Popovits has served as a member of our Board of Directors since March 2017. Ms. Popovits has served as President and Chief Executive Officer of Genomic Health, Inc., a healthcare company, since January 2009, and as Chairman of the Board since March 1, 2012. Prior to that, Ms. Popovits served as President and Chief Operating Officer from February 2002 to January 2009. From November 1987 to February 2002, Ms. Popovits served in various roles at Genentech, Inc., a biotechnology company, most recently serving as Senior Vice President, Marketing and Sales from February 2001 to February 2002, and as Vice President, Sales from October 1994 to February 2001. Prior to joining Genentech, Ms. Popovits served as Division Manager, Southeast Region, for American Critical Care, a Division of American Hospital Supply, a supplier of healthcare products to hospitals. Since February 2018, Ms. Popovits has served on the board of directors of Kiniksa Pharmaceuticals Corp., a biopharmaceutical company.  She holds a B.A. in Business from Michigan State University. Ms. Popovits’ qualifications to serve on our Board of Directors include her senior management experience in healthcare and biotechnology companies and her many years of experience with commercial strategy and capability building.

Class II: Currently Serving Until the 2020 Annual Meeting

Wendy L. Yarno. Ms. Yarno has served as a member of our Board of Directors since March 2017. Ms. Yarno retired in September 2008 from Merck & Co., Inc., a pharmaceutical company, following a 26-year career there in commercial and human resource positions of increasing seniority, most recently Chief Marketing Officer before she retired. In that role, Ms. Yarno led a global organization charged with all aspects of supporting pre- and post-launch commercialization of pharmaceuticals in more than 20 therapeutic areas. Prior to this role, she served as General Manager, Cardiovascular/Metabolic U.S. Business Unit, and as Senior Vice President, Human Resources. After retiring from Merck, Ms. Yarno worked part-time as the Chief Marketing Officer of HemoShear LLC, a biotechnology research company and leading developer of human cell-based surrogate systems for discovery and assessment of new drug compounds, from September 2010 through September 2011. Ms. Yarno has served as the non-executive Chairman of the Board of Aratana Therapeutics, a biopharmaceutical company developing medicines for pets, since October 2013. She also currently serves as a director of Alder Biopharmaceuticals, Inc., Global Blood Therapeutics, Inc., and Inovio Pharmaceuticals, Inc.  She previously served as a director of St. Jude Medical, Inc., a Fortune 500 medical device company, from 2002 until January 2017, when St. Jude Medical was acquired by Abbott Laboratories; and of Medivation, Inc., a biotechnology company focused on oncology products, from April 2013 until September 2016, when Medivation was acquired by Pfizer; and of Durata Therapeutics, a pharmaceutical company, from August 2014 through November 2014 when it was acquired by Actavis W.C. Holding Inc. She also has past experience as a director for several small private company boards. Ms. Yarno holds a B.S. in Business Administration from Portland State University and an M.B.A from Temple University. Ms. Yarno’s qualifications to serve on our Board of Directors include her operational and commercial experience in biotechnology and pharmaceutical companies, as well as her experience as a director of multiple biotechnology and pharmaceutical companies.

Mark L. Perry. Mr. Perry has served as a member of our Board of Directors since December 2012. From October 2012 to October 2013, Mr. Perry served as an entrepreneur-in-residence at Third Rock Ventures. Since August 2011, he has served on various boards of companies and non-profit organizations. In October 2004, Mr. Perry joined Aerovance, Inc. as a director, and he served as president and chief executive officer of Aerovance from February 2007 to October 2011. Prior to that, Mr. Perry served as the senior business advisor of Gilead Sciences, Inc., a biopharmaceutical company, from April 2004 to February 2007 and as an executive officer from May 1994 to April 2004, during which time he served in a variety of capacities, including general counsel, chief financial officer and executive vice president of operations. Earlier in his career, Mr. Perry served as an attorney at Cooley LLP, and was a partner of the firm from 1987 to 1994. Mr. Perry currently serves as a director of Nvidia Corporation, a visual computing company, and Global Blood Therapeutics, Inc., a biopharmaceutical company. Mr. Perry is also a member of the California State Bar Association and the Association of Bioscience Financial Officers and serves on several nonprofit boards. Mr. Perry holds a B.A. from the University of California, Berkeley, and a J.D. from the University of California, Davis. Mr. Perry’s qualifications to serve on our Board of Directors include more than 30 years of experience serving in professional and management positions in the biotechnology industry.

David P. Meeker, M.D.   Dr. Meeker has served as a member of our Board of Directors since April 2017.  Dr. Meeker was appointed Chief Executive Officer of KSQ Therapeutics, a biotechnology company that is deploying the genome-scale precision functional genomics platform it has built for drug development, in September 2017.  He has also served on the board of directors of KSQ Therapeutics since September 2017.  He was previously executive vice president and head of Sanofi Genzyme, the specialty-care global business unit of Sanofi S.A. that focuses on rare diseases, multiple sclerosis, oncology and immunology, a position he had held since January 2016.  He has also served as a member of Sanofi’s Executive Committee since 2012.  Dr. Meeker joined Genzyme Corporation in 1994 as medical director and held positions of increasing responsibility, including vice president, medical affairs, chief operating officer and ultimately president and chief executive officer when Genzyme was acquired by Sanofi in 2011.  Prior to joining Genzyme, Dr. Meeker was director of the Pulmonary Critical Care Fellowship at the Cleveland Clinic and an assistant professor of medicine at Ohio State University.  Dr. Meeker has served as a director of Rhythm Pharmaceuticals, Inc., a biopharmaceutical company, since November 2015 and as its chairman of the board since April 2017.  He is also chairman of the board of directors of Trevi Pharmaceuticals, a privately-held biopharmaceutical company.  Dr. Meeker holds an M.D. degree from the University of Vermont Medical School and completed the Advanced Management Program at Harvard Business School in 2000. He also completed his internal medicine training at Harvard University’s Beth Israel Hospital and pulmonary/critical care training at Boston University.  Dr. Meeker’s qualifications to serve on our Board of Directors include his previous executive management roles at Sanofi, as well as his significant experience in the clinical development and commercialization of biopharmaceutical products.

Class III: Currently Serving Until the 2021 Annual Meeting

Tassos Gianakakos. Mr. Gianakakos has served as our Chief Executive Officer and President since October 2013 and has been a member of our Board of Directors since October 2013. Prior to joining us, Mr. Gianakakos was senior vice president and chief business officer at MAP Pharmaceuticals, Inc., a biopharmaceutical company, from September 2006 to March 2013 when it was acquired by Allergan PLC. Prior to MAP Pharmaceuticals, Mr. Gianakakos led the formation of Codexis, Inc., a spin-off of Maxygen, Inc., in 2001. At Codexis, Mr. Gianakakos served as president and senior vice president, business development, and global head of Codexis’ Pharmaceuticals Business Unit. Before forming Codexis, Mr. Gianakakos was director of business development at Maxygen, a biocatalyst development company, where he led the company’s business development efforts for its vaccine and bio-industrial platforms, as well as financing activities including the company’s initial public offering. Prior to Maxygen, Mr. Gianakakos was a process engineer in Merck & Co., Inc.’s vaccine division. Mr. Gianakakos holds B.Sc. degrees in chemical engineering and economics from the Massachusetts Institute of Technology, an M.Sc. in biotechnology from Northwestern University and an M.B.A. from Harvard Business School. Mr. Gianakakos’ qualifications to serve on our Board of Directors include his role as our principal executive officer and more than 15 years of management experience in the pharmaceutical industry.

Mary B. Cranston. Ms. Cranston has served as a member of our Board of Directors since April 2016. Since December 2012 when she retired from her position as the Firm Senior Partner and Chair Emeritus of Pillsbury Winthrop Shaw Pittman LLP, an international law firm, Ms. Cranston has served on various boards of companies and non-profits. Ms. Cranston was the Chair and Chief Executive Officer of Pillsbury from January 1999 until April 2006, and continued to serve as Chair of the firm until December 2006. Ms. Cranston has served as a director of Visa, Inc., a multinational financial services company since 2007, and The Chemours Company, a global chemical company since 2015. Ms. Cranston previously served as a director of GrafTech International, Ltd. (acquired by Brookfield Asset Management), Juniper Networks, Inc., a manufacture of news networks products and infrastructure, Exponent, Inc. and International Rectifier Corporation. Ms. Cranston holds an A.B. degree in Political Science from Stanford University, a Juris Doctor degree from Stanford Law School, and a Master of Arts degree in Educational Psychology from the University of California, Los Angeles. Ms. Cranston is qualified to serve on our Board of Directors because during her tenure at the Pillsbury law firm, Ms. Cranston gained a broad understanding of the business and regulation of the financial services industry as well as of the management of a global enterprise. Ms. Cranston’s qualifications to serve on our Board of Directors include her experience as a director of six other U.S. publicly-traded companies, where she has regularly reviewed corporate strategies, financial and operational risks and her management of legal risks for many public companies throughout her career.

Board of Directors’ Role in Risk Management

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, clinical and regulatory matters, operations and intellectual property. Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of our Board of Directors in overseeing the management of our risks is conducted primarily through committees of the Board of Directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees. The full Board of Directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on our company, and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full Board of Directors during the committee reports portion of the next board meeting. This enables our Board of Directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Compensation Risk Assessment

We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on the Company.

Board of Directors and Committees of the Board

During 2018, the Board of Directors held a total of five meetings. During the year ended December 31, 2018, each director then in office attended at least 75% of the aggregate number of Board meetings and the number of meetings held by all Board committees on which such director served during the time he or she served on the Board or such committees.

Our Board of Directors has determined that all of our directors, except for Mr. Tassos Gianakakos, are independent, as determined in accordance with the rules of The NASDAQ Stock Market (“NASDAQ”) and the SEC. In making such independence determination, the Board of Directors considered the relationships that each non-employee director has with us and all other facts and circumstances that the Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our Board of Directors also considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors or executive officers.

The Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Science and Technology Committee. Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is composed entirely of independent directors in accordance with current NASDAQ listing standards. Furthermore, our Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and related rulemaking of the SEC. Copies of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters and our corporate governance guidelines are available, free of charge, on our website at http://www.MyoKardia.com, under the “Investors & Media/Corporate Governance” link.

Audit Committee

Ms. Cranston, Mr. Perry and Ms. Yarno currently serve on the Audit Committee, which is chaired by Ms. Cranston. Our Board of Directors has determined that each of Ms. Cranston and Mr. Perry is an “Audit Committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing the overall internal audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
•

reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•

recommending, based upon the Audit Committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•	preparing the Audit Committee report required by SEC rules to be included in our annual proxy statement;
•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;
•	reviewing, assessing and considering, in consultation with management and the Board, as appropriate, the overall risk management policies and procedures of the Company; and
•	reviewing quarterly earnings releases and scripts.

During 2018, the Audit Committee held four meetings.

Compensation Committee

Mr. Perry, Dr. Agarwal and Ms. Yarno currently serve on the Compensation Committee, which is chaired by Mr. Perry. The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;
•	reviewing and approving the compensation of our other officers;
•	reviewing and establishing our overall management compensation, philosophy and policy;
•	overseeing and administering our compensation and similar plans;
•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable NASDAQ Stock Market rules;
•	retaining and approving the compensation of any compensation advisors;
•	reviewing and approving, or upon the request of the Board, reviewing and making our policies and procedures for the grant of equity-based awards;
•	reviewing and making recommendations to our Board of Directors with respect to director compensation; and
•	reviewing and discussing with management the compensation discussion and analysis, if required, to be included in our annual proxy statement or Annual Report on Form 10-K.

Pursuant to our 2015 Stock Option and Incentive Plan (the “2015 Plan”), the Compensation Committee may delegate to our Chief Executive Officer all or part of its authority to approve certain grants of equity awards to certain individuals, subject to certain limitations including the amount of awards that can be granted pursuant to such delegated authority. Our Compensation Committee has delegated to our Chief Executive Officer the authority to approve certain grants of awards under the 2015 Plan to certain employees below the level of Vice President in connection with their hiring or promotion.

During 2018, the Compensation Committee held five meetings.

Nominating and Corporate Governance Committee

Mses. Cranston and Popovits currently serve on the Nominating and Corporate Governance Committee, which is chaired by Ms. Cranston. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board of Directors criteria for board and committee membership;
•	establishing procedures for identifying and evaluating Board of Director candidates, including nominees recommended by stockholders;
•	reviewing the size and composition of the Board of Directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;
•	identifying individuals qualified to become members of the Board of Directors;
•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the Board’s committees;

•	developing and recommending to the Board of Directors a code of business conduct and ethics and a set of corporate governance guidelines;
•	developing a mechanism by which violations of the code of business conduct and ethics can be reported in a confidential manner;
•

overseeing the evaluation of the Board of Directors and its committees and any ongoing education of the Board of Directors and its committees as the Nominating and Corporate Governance Committee may deem appropriate from time to time; and

•	reviewing and discussing with the Board of Directors the corporate succession plans for the Chief Executive Officer and other executive officers.

During 2018, the Nominating and Corporate Governance Committee held three meetings.

Science and Technology Committee

Drs. Agarwal and Meeker currently serve on the Science and Technology Committee, which is chaired by Dr. Agarwal. The Science and Technology Committee’s responsibilities include:

•	advising and recommending approval of and changes to research and development strategy to our Board of Directors;
•	ensuring that appropriate metrics are established to track performance towards research and development goals;
•	assisting scientific leadership in the creation and evaluation of standing advisory boards for the purpose of providing strategic input into research and development planning;
•	ensuring that our investments in research and development integrate new and emerging trends in pharmaceutical science, technology and regulation;
•	reviewing, evaluating and advising our Board of Directors regarding our progress in achieving its long-term strategic research and development goals and objectives;
•	reviewing, evaluating and advising our Board of Directors regarding the quality, direction and competitiveness of our research and development programs;
•	providing assistance to the Compensation Committee in setting any pipeline or development performance goals under our incentive compensation programs and reviewing the performance results;
•	providing assistance to the Compensation Committee in assessing the capabilities of our key scientific personnel, and the depth and breadth of our scientific resources; and
•

at the direction of the Nominating and Corporate Governance Committee, performing a periodic performance evaluation of the Committee and report to our Board of Directors on the results of such evaluation.

Board Leadership

We do not currently have a Chairman of the Board; however, we have appointed Mark L. Perry to serve as our interim non-executive chairman. We believe that the appointment of an interim non-executive chairman allows our Chief Executive Officer to focus on our day-to-day business, while allowing the interim non-executive chairman to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our lead independent director, particularly as our Board of Directors’ oversight responsibilities continue to grow.

While our Bylaws and corporate governance guidelines do not require that we appoint a separate Chairman of the Board or lead independent director and Chief Executive Officer, our Board of Directors believes that having a Chief Executive Officer and a separate interim non-executive chairman is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.  Our separated interim non-executive chairman and Chief Executive Officer positions are augmented by the independence of six of our seven directors, and our entirely independent Audit, Compensation and Nominating and Corporate Governance committees that provide appropriate oversight in the areas described above. At executive sessions of independent directors, these directors speak candidly on any matter of interest, without the Chief Executive Officer or other executives present. The independent directors met three times in 2018 without management present. We believe this structure provides consistent and effective oversight of our management and the Company.

Director Nominations

The director qualifications developed to date focus on what our Board believes to be essential competencies to effectively serve on the Board of Directors. The Nominating and Corporate Governance Committee reassesses such criteria from time to time and submits any proposed changes to the Board of Directors for approval. Presently, at a minimum, the Nominating and Corporate Governance Committee must be satisfied that each nominee it recommends (i) has experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing, (ii) is highly accomplished in his or her respective field, with superior credentials and recognition, (iii) is well regarded in the community and has a long-term reputation for high ethical and moral standards, (iv) has sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards of directors on which such nominee may serve, and (v) to the extent such nominee serves or has previously served on other boards, the nominee has a demonstrated history of actively contributing at board meetings.

In addition to those minimum qualifications, the Nominating and Corporate Governance Committee recommends that our Board of Directors select persons for nomination to help ensure that:

•	a majority of our Board is “independent” in accordance with NASDAQ standards;
•	each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be comprised entirely of independent directors; and
•

at least one member of the Audit Committee shall have the experience, education and other qualifications necessary to qualify as an “Audit Committee financial expert” as defined by the rules of the SEC.

In addition to other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and compensation of the Board of Directors, the Nominating and Corporate Governance Committee may consider the following factors when recommending that our Board select persons for nomination:

•	whether a nominee has direct experience in the biotechnology or pharmaceuticals industry or in other fields relevant to the Company’s operations; and
•	whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

Although the Nominating and Corporate Governance Committee may consider whether nominees assist in achieving a mix of Board members that represents a diversity of background and experience, which is not only limited to race, gender or national origin, we have no formal policy regarding board diversity.

The Nominating and Corporate Governance Committee adheres to the following process for identifying and evaluating nominees for the Board of Directors. First, it solicits recommendations for nominees from non-management directors, our Chief Executive Officer, other executive officers, third-party search firms or any other source it deems appropriate. The Nominating and Corporate Governance Committee then reviews and evaluates the qualifications of proposed nominees and conducts inquiries it deems appropriate; all proposed nominees are evaluated in the same manner, regardless of who initially recommended such nominee. In reviewing and evaluating proposed nominees, the Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by our Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed nominee, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board.

If the Nominating and Corporate Governance Committee decides to retain a third-party search firm to identify proposed nominees, it has sole authority to retain and terminate such firm and to approve any such firm’s fees and other retention terms.

Each nominee for election as director at the 2019 Annual Meeting is recommended by the Nominating and Corporate Governance Committee and is presently a director and stands for re-election by the stockholders. From time to time, the Company may pay fees to third-party search firms to assist in identifying and evaluating potential nominees, although no such fees have been paid in connection with nominations to be acted upon at the 2019 Annual Meeting.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Pursuant to our Bylaws, stockholders who wish to nominate persons for election to the Board of Directors at an annual meeting must be a stockholder of record at the time of giving the notice, entitled to vote at the meeting, present (in person or by proxy) at the meeting and must comply with the notice procedures in our Bylaws. A stockholder’s notice of nomination to be made at an annual meeting must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting. However, if an annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered no later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which the first public announcement of the date of such annual meeting was made. A stockholder’s notice of nomination may not be made at a special meeting unless such special meeting is held in lieu of an annual meeting. The stockholder’s notice must include the following information for the person making the nomination:

•	name and address;
•	the class and number of shares of the Company owned beneficially or of record;
•

disclosure regarding any derivative, swap or other transactions which give the nominating person economic risk similar to ownership of shares of the Company or provide the opportunity to profit from an increase in the price of value of shares of the Company;

•

any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;

•	any agreement, arrangement, understanding or relationship engaged in for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Company;
•	any rights to dividends or other distributions on the shares that are separate from the underlying shares;
•	any performance-related fees that the nominating person is entitled to based on any increase or decrease in the value of any shares of the Company;
•

a description of all agreements, arrangements or understandings by and between the proposing stockholder and another person relating to the proposed business (including an identification of each party to such agreement, arrangement or understanding and the names, addresses and class and number of shares owned beneficially or of record of other stockholders known by the proposing stockholder support such proposed business);

•

a statement whether or not the proposing stockholder will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all shares of capital stock required to approve the proposal or, in the case of director nominations, at least the percentage of voting power of all of the shares of capital stock reasonably believed by the proposing stockholder to be sufficient to elect the nominee; and

•	any other information relating to the nominating person that would be required to be disclosed in a proxy statement filed with the SEC.

With respect to proposed director nominees, the stockholder’s notice must include all information required to be disclosed in a proxy statement in connection with a contested election of directors or otherwise required pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

For matters other than the election of directors, the stockholder’s notice must also include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder(s) proposing the business.

The stockholder’s notice must be updated and supplemented, if necessary, so that the information required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting.

The Board of Directors, a designated committee thereof or the chairman of the meeting will determine if the procedures in our Bylaws have been followed, and if not, declare that the proposal or nomination be disregarded. The nominee must be willing to provide any other information reasonably requested by the Nominating and Corporate Governance Committee in connection with its evaluation of the nominee’s independence. There have been no material changes to the process by which stockholders may recommend nominees to our Board of Directors.

Stockholder Communications with the Board of Directors

Stockholders may send correspondence to the Board of Directors c/o the Chairman of the Board at our principal executive offices at the address set forth above. The Company will forward all correspondence addressed to the Board or any individual Board member. Stockholders may also communicate online with our Board of Directors as a group by accessing our website (www.MyoKardia.com) and selecting the “Investors & Media” tab.

Director Attendance at Annual Meetings

Directors are encouraged to attend the annual meeting of stockholders. Three of our directors attended the 2018 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is, or has at any time during the past fiscal year been, an officer or employee of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K. None of the members of the Compensation Committee has formerly been an officer of the Company. None of our executive officers serve, or in the past fiscal year, have served as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Director Compensation

In October 2015, our Board of Directors adopted a non-employee director compensation policy, which became effective upon the completion of our initial public offering in November 2015, that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high-caliber non-employee directors. In March 2016, the policy was amended to provide for the payment of annual cash retainers for service on the Science and Technology Committee.

In 2018, the policy provided that all non-employee directors would receive cash compensation for service on the Board of Directors and committees of the Board of Directors as set forth below, prorated based on days of service during a calendar year.

Year Ending December 31,
2018
Board of Directors	Annual Retainer
All non-employee members	$35,000

Additional Annual Retainer
Audit Committee:
Chairperson	$15,000
Non-Chairperson members	$7,500
Compensation Committee:
Chairperson	$10,000
Non-Chairperson members	$5,000
Nominating and Corporate Governance Committee:
Chairperson	$7,500
Non-Chairperson members	$3,500
Science and Technology Committee:
Chairperson	$10,000
Non-Chairperson members	$5,000

In addition, the policy also provided that each new non-employee director who was initially appointed or elected to our Board of Directors would receive an option grant to purchase 22,000 shares of our common stock, which would vest in equal monthly installments during the 48 months following the grant date, subject to the director’s continued service on our Board of Directors through each vesting date. Thereafter, on the date of each annual meeting of stockholders, each continuing non-employee director would be eligible to receive an annual option grant to purchase 11,000 shares of our common stock, which would vest in equal monthly installments during the 12 months following the date of grant, subject to the director’s continued service on our Board of Directors through each vesting date. All options granted to our non-employee directors pursuant to this policy were subject to full acceleration of vesting upon the consummation of a Sale Event (as defined in the 2015 Plan). All of the foregoing options would be granted with a per share exercise price equal to the fair market value of a share of our common stock on the date of grant and would be exercisable (to the extent vested) for up to one year following the cessation of the director’s service on our Board of Directors, so long as the director was not removed for cause. Our non-employee directors could also be granted such additional options in such amounts and on such dates as our Board of Directors may have recommended.

In January 2019, the policy was amended as to the cash and equity components of the compensation. Under this policy, all non-employee directors are paid cash compensation for service on the Board of Directors and committees of the Board of Directors as set forth below, prorated based on days of service during a calendar year.

Annual
Board of Directors	Retainer
All non-employee members	$40,000

Additional
Annual Retainer
Audit Committee:
Chairperson	$20,000
Non-Chairperson members	$10,000
Compensation Committee:
Chairperson	$15,000
Non-Chairperson members	$7,500
Nominating and Corporate Governance Committee:
Chairperson	$10,000
Non-Chairperson members	$5,000
Science and Technology Committee:
Chairperson	$15,000
Non-Chairperson members	$7,500

In addition, under the policy, as amended, each new non-employee director who is initially appointed or elected to our Board of Directors will receive (i) an option grant to purchase 13,200 shares of our common stock, which will vest in equal monthly installments during the 48 months following the grant date, subject to the director’s continued service on our Board of Directors through each vesting date and (ii) a grant of restricted stock units for 4,500 shares of our common stock, which will vest in equal annual installments during the four years following the grant date, subject to the director’s continued service on our Board of Directors through each vesting date. Thereafter, on the date of each annual meeting of stockholders, each continuing non-employee director will be eligible to receive an annual (i) option grant to purchase 6,600 shares of our common stock, which will vest in equal monthly installments during the 12 months following the date of grant, subject to the director’s continued service on our Board of Directors through each vesting date and (ii) grant of restricted stock units for 2,300 shares of our common stock, which will vest in a single installment on the first anniversary of the date of grant, subject to the director’s continued service on our Board of Directors through such vesting date. All options and restricted stock units granted to our non-employee directors pursuant to this policy, as amended, are subject to full acceleration of vesting upon the consummation of a Sale Event (as defined in the 2015 Plan). All of the foregoing options will be granted with a per share exercise price equal to the fair market value of a share of our common stock on the date of grant and will be exercisable (to the extent vested) for up to one year following the cessation of the director’s service on our Board of Directors, so long as the director was not removed for cause. Our non-employee directors may also be granted such additional equity awards in such amounts and on such dates as our Board of Directors may recommend.

We reimburse all reasonable out-of-pocket expenses incurred by our non-employee directors to attend meetings of the Board of Directors and committees thereof.

Director Compensation Table—2018

The following table sets forth information with respect to the compensation earned by or paid to our non-employee directors during the fiscal year ended December 31, 2018. Mr. Gianakakos was an employee during such year and did not receive compensation for his service on the Board of Directors.  The compensation paid to Mr. Gianakakos during the fiscal year ended December 31, 2018 as an employee of the Company is set forth under the heading “Compensation of Named Executive Officers—Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Sunil Agarwal, M.D. (2)	$50,000	$338,380	$388,380
Mary Cranston (3)	$57,500	$338,380	$395,880
David Meeker, M.D. (4)	$40,000	$338,380	$378,380
Mark Perry (5)	$82,500	$338,380	$420,880
Kimberly Popovits (6)	$38,500	$338,380	$376,880
Kevin Starr (7)	$6,222	$-	$6,222
Wendy Yarno (8)	$47,500	$338,380	$385,880

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during the fiscal year ended December 31, 2018 computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (“FASB ASC Topic 718”). Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of these amounts are included in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. These amounts do not reflect the actual economic value that may be realized by the directors upon the exercise of the options or the sale of the common stock underlying such options.

(2)	Dr. Agarwal held options to purchase an aggregate of 55,000 shares of our common stock as of December 31, 2018.
(3)	Ms. Cranston held options to purchase an aggregate of 55,000 shares of our common stock as of December 31, 2018.
(4)	Dr. Meeker held options to purchase an aggregate of 44,000 shares of our common stock as of December 31, 2018.
(5)	Mr. Perry held options to purchase an aggregate of 54,800 shares of our common stock as of December 31, 2018.
(6)	Ms. Popovits held options to purchase an aggregate of 44,000 shares of our common stock as of December 31, 2018.
(7)	Mr. Starr did not hold any outstanding equity awards as of December 31, 2018. Mr. Starr resigned from the Board of Directors in March 2018.
(8)	Ms. Yarno held options to purchase an aggregate of 44,000 shares of our common stock as of December 31, 2018.

Required Vote

The two (2) nominees receiving the highest number of affirmative votes of all the votes properly cast shall be elected as Class I directors to serve until the 2022 Annual Meeting of Stockholders or until their successors have been duly elected and qualified.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of the two (2) Class I director nominees listed above.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2019. Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The Company’s organizational documents do not require that the stockholders ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, and stockholder ratification is not binding on the Company, the Board or the Audit Committee. The Company requests such ratification, however, as a matter of good corporate practice. The ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Our Board, including our Audit Committee, values the opinions of our stockholders and, to the extent there is any significant vote against the ratification of the selection of PricewaterhouseCoopers LLP as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns, although the Audit Committee, in its discretion, may still retain PricewaterhouseCoopers LLP.

The following table shows information about fees billed to the Company by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2018 and 2017:

Fees billed by PricewaterhouseCoopers LLP	2018	2017
Audit Fees (1)	$2,051,000	$1,058,000
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$2,051,000	$1,058,000

(1)

Includes fees associated with the annual audit of our financial statements, the reviews of our interim financial statements and the issuance of consent and comfort letters in connection with registration statements.

Audit Committee Pre-Approval Policies

The Audit Committee is directly responsible for the appointment, retention and termination, and for determining the compensation, of the Company’s independent registered public accounting firm. The Audit Committee shall pre-approve all auditing services and the terms thereof and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board), except that pre-approval is not required for the provision of non-audit services if the “de minimus” provisions of Section 10A(i)(1)(B) of the Exchange Act are satisfied. The Audit Committee may delegate to the chairperson of the Audit Committee the authority to grant pre-approvals for audit and non-audit services, provided such approvals are presented to the Audit Committee at its next scheduled meeting. All services provided by PricewaterhouseCoopers LLP during fiscal years 2018 and 2017 were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.

Required Vote

The ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal). Abstentions are not considered votes cast for the foregoing purpose and will have no effect on the vote for this proposal.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2019.

PROPOSAL 3

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Our compensation programs are designed to effectively align our executives' interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.

Stockholders are urged to read the section titled “Compensation Discussion and Analysis” in this proxy statement, which discusses how our executive compensation policies and practices implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. Our Board of Directors and our Compensation Committee believe that these policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goals.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders hereby approve, on a non-binding advisory basis, the compensation paid to the Company's named executive officers, as disclosed in the Company's proxy statement for the 2019 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the compensation tables and the narrative discussions that accompany the compensation tables.

Required Vote

The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on this proposal.

The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or our Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, our Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.

PROPOSAL 4

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE NON-BINDING ADVISORY VOTES TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act provides that stockholders must be given the opportunity to vote, on a non-binding advisory basis, for their preference as to how frequently we should seek future non-binding advisory votes to approve the compensation of our named executive officers, as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as an advisory vote to approve the compensation of our named executive officers.

By voting with respect to this proposal, stockholders may indicate whether they would prefer that we conduct future non-binding advisory votes to approve the compensation of our named executive officers every one, two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal. Our Board of Directors has determined that an annual non-binding advisory vote to approve the compensation of our named executive officers will allow our stockholders to provide timely and direct input on the Company's executive compensation philosophy, policies and practices as disclosed in the proxy statement each year. The Board of Directors believes that an annual vote is therefore consistent with the Company's efforts to engage in an ongoing dialogue with our stockholders on executive compensation and corporate governance matters.

Required Vote

Stockholders will not be voting to approve or disapprove of the recommendation of our Board of Directors. The proxy card provides stockholders with the opportunity to choose among four options with respect to this proposal (holding the vote every one, two or three years, or abstaining). The option that receives the highest number of votes from the voting power of shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon will be deemed to be the frequency preferred by our stockholders. Abstentions and broker non-votes will have no effect on this proposal.

As an advisory vote, this proposal will not be binding on the Company, our Board of Directors or our Compensation Committee in any way. As such, the results of the vote will not be construed to create or imply any change to the fiduciary duties of our Board of Directors. Our Board of Directors may decide that it is in the best interests of our stockholders and the Company to hold a non-binding advisory vote on our named executive officer compensation more or less frequently than the option approved by our stockholders. Notwithstanding the non-binding advisory nature of this vote, the Company recognizes that the stockholders may have different views as to the best approach for the Company and looks forward to hearing from stockholders as to their preferences on the frequency of a non-binding advisory vote on executive compensation.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the option of ONE YEAR as the preferred frequency for future non-binding advisory votes to approve the compensation of the Company’s named executive officers.

EXECUTIVE OFFICERS

The names of the executive officers of the Company, their ages as of March 31, 2019, and certain other information about them are set forth below (unless set forth elsewhere in this Proxy Statement).

Name	Age	Position
Tassos Gianakakos	46	President, Chief Executive Officer and Director
Jake Bauer	40	Chief Business Officer
William Fairey	54	Executive Vice President; Chief Commercial Officer
Taylor C. Harris	43	Chief Financial Officer
Cynthia J. Ladd	63	General Counsel
June Lee, M.D.	53	Executive Vice President; Chief Development Officer
Robert S. McDowell, Ph.D.	61	Chief Scientific Officer

Executive Officers

The biographies of our executive officers, other than Mr. Gianakakos, whose biography is set forth above, appear below.

Jake Bauer. Mr. Bauer has served as our Chief Business Officer since April 2018, as our Senior Vice President, Finance and Corporate Development from July 2016 to April 2018, and prior to that as our Vice President, Business Development and Business Operations since July 2014. Prior to joining us, he was vice president, business operations and head of corporate development at Ablexis, LLC, a biotechnology company, from May 2011 to July 2014. At Ablexis, he led the development and implementation of the company’s corporate strategy and business development activities and oversaw business operations. Prior to Ablexis, Mr. Bauer was a principal at Third Rock Ventures, where he identified, evaluated and developed new opportunities for investment, assisted with startup, corporate development and operations of portfolio companies, and negotiated financings from 2007 to 2011. While at Third Rock Ventures, he was actively involved in a variety of leading biopharmaceutical companies including Agios Pharmaceuticals, Inc., CytomX Therapeutics Inc., Global Blood Therapeutics, Inc. and Zafgen, Inc., all biopharmaceutical companies. Prior to Third Rock Ventures, Mr. Bauer served in roles in the investment group at Royalty Pharma AG and the business development group at Endo Pharmaceuticals Inc. and was previously a management consultant at Putnam Associates. Mr. Bauer holds a B.Sc. in biology and a B.A. in economics from Duke University and an M.B.A. from Harvard Business School.

William Fairey.  Mr. Fairey has served as our Executive Vice President, Chief Commercial Officer since January 2019. Prior to joining us and from March 2018 to January 2019, he served as Executive Vice President and Chief Commercial Officer of ChemoCentryx, Inc., a biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics to treat autoimmune diseases, inflammatory disorders and cancer.  During that time, he was responsible for the sales, marketing, medical affairs and market access functions, including commercialization of late stages compounds. Prior to ChemoCentryx, Mr. Fairey served in various roles at Actelion Pharmaceuticals Ltd. and its subsidiaries including President of Actelion Pharmaceuticals US, Inc., a pharmaceuticals and biotechnology company that specializes in orphan diseases, from April 2013 to December 2017, Regional Vice President, Australia Asia Pacific, of Actelion Pharmaceuticals Ltd. from July 2008 to March 2013, President of Actelion Pharmaceuticals Canada Inc. from June 2003 to June 2008, and Vice President of Sales and Managed Markets of Actelion Pharmaceuticals US, Inc. from January 2001 to June 2003.  Mr. Fairey holds a B.S. in biology from the University of Oregon and an M.B.A. from Saint Mary’s College of California.

Taylor C. Harris. Mr. Harris has served as our Chief Financial Officer since April 2018.  Prior to joining us and from April 2016 to April 2017, he served as Senior Vice President and Chief Financial Officer of Zeltiq Aesthetics, Inc., a public company that markets the CoolSculpting cryolipolysis system. During that time, he was responsible for the global finance, accounting, tax, treasury, investor relations, and information technology functions, as well as the company’s commercial operations, including customer service, product support, and inside sales. Zeltiq was acquired by Allergan plc in April 2017.  Prior to Zeltiq, Mr. Harris served as Vice President and Chief Financial Officer at Thoratec Corporation, a public company that develops, manufactures, and markets proprietary medical devices used for mechanical circulatory support for the treatment of heart failure patients worldwide, from October 2012 until October 2015, when the company was acquired by St. Jude Medical, Inc. Mr. Harris joined Thoratec as its Senior Director of Investor Relations and Business Development in February 2010, in which capacity he was responsible for developing and executing the company's investor relations strategy, as well as supporting the company's strategic and business development activities.  Prior to joining Thoratec, Mr. Harris worked at JPMorgan Chase & Co. for over a decade in several capacities, including as a Vice President in the firm's Healthcare Investment Banking and Equity Research departments. Mr. Harris holds a B.A. in physics and economics from the University of North Carolina at Chapel Hill.

Cynthia J. Ladd. Ms. Ladd has served as our General Counsel since January 2018.  Prior to joining us and since June 2015, she was Senior Vice President and General Counsel of CytomX Therapeutics, an oncology-focused biopharmaceutical company.  Prior to CytomX, Ms. Ladd was an independent consultant to biotechnology companies from February 2006 to June 2015, advising on corporate strategy, negotiations around collaborations, and clinical and regulatory issues, as well as acting as general counsel.  Prior to that, she was president and chief executive officer of AGY Therapeutics Inc. from May 2003 to June 2005, where she guided the company through a venture round and its transition to a clinical organization. Ms. Ladd previously served as senior vice president and general counsel at Pharmacyclics. Earlier in her career, Ms. Ladd held a number of positions at Genentech, Inc., including vice president of corporate law and chief corporate counsel. She began her career as an associate with Wilson Sonsini Goodrich & Rosati, P.C., and Ware & Freidenrich LLP (now DLA Piper LLP (US)). Ms. Ladd holds a B.S. in animal science from Penn State University, an M.S. in animal nutrition and biochemistry from Cornell University, and a J.D. from Stanford Law School.

June Lee, M.D. Dr. Lee has served as our Executive Vice President, Chief Development Officer since January 2019, was our Chief Operating Officer from February 2017 until January 2019, and was our Chief Development Officer from October 2017 to January 2019.  Prior to joining us, and since April 2011, Dr. Lee served on the faculty of the University of California, San Francisco (“UCSF”), where she was director of the Catalyst program at the Clinical and Translational Science Institute and a professor in the School of Medicine and was responsible for overall strategy and operations for enabling and supporting translational research at the university. Catalyst is an internal UCSF accelerator for therapeutics, devices, diagnostics, and digital health technologies. Prior to UCSF, Dr. Lee was a disease area lead, early clinical development, at Genentech, Inc. from 2006 to 2011, where she was responsible for all strategy and activities as well as management of staff, budget, and resource allocation in the early clinical development group in multiple therapeutic areas. Dr. Lee served as a medical director in the clinical development group at Genentech, Inc. from 2004 to 2006, where she was responsible for clinical activities for licensed product of the company. Dr. Lee holds a B.A. in chemistry from Johns Hopkins University and an M.D. from the University of California, Davis.

Robert S. McDowell, Ph.D. Dr. McDowell has served as our Chief Scientific Officer since October 2017, and prior to that as our Senior Vice President of Drug Discovery since July 2012. Prior to joining us, Dr. McDowell led drug discovery at 3-V Biosciences, Inc. from October 2008 to July 2012, advancing the company’s lead program into development. Prior to 3-V Biosciences, he served as vice president of research at Sunesis Pharmaceuticals, Inc., a biopharmaceutical company, from January 2000 to 2008, where he oversaw drug discovery, translational research and manufacturing functions. Prior to Sunesis Pharmaceuticals, Dr. McDowell led the structural chemistry group at Axys Pharmaceuticals, Inc. Before joining Axys, Dr. McDowell was a senior scientist at Genentech Inc., where he developed successful strategies for peptidomimetic design. Dr. McDowell has authored more than 40 peer-reviewed manuscripts and is an inventor on more than 20 issued U.S. patents. Dr. McDowell holds a B.S. in chemistry and physics from Butler University and a Ph.D. in chemistry from the University of California, Berkeley.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information regarding the 2018 compensation program for our principal executive officer, each individual who served as our principal financial officer during 2018, and the three executive officers (other than our principal executive officer and each individual who served as our principal financial officer during 2018) at fiscal year-end who were our most highly-compensated executive officers (collectively, our “Named Executive Officers”). For 2018, our Named Executive Officers were:

•	Tassos Gianakakos, our President Chief Executive Officer (our “CEO”);
•	Taylor C. Harris, our Chief Financial Officer;
•	Jacob Bauer, our Chief Business Officer;
•	Cynthia J. Ladd, our General Counsel and Chief Compliance Officer;
•	June Lee, M.D., our Executive Vice President, Chief Operating Officer; and
•	Robert S. McDowell, PhD., our Chief Scientific Officer.

Management Changes in 2018

On January 16, 2018, Ms. Ladd joined us as our General Counsel and Chief Compliance Officer pursuant to an employment offer letter dated December 4, 2017.

On April 4, 2018, our Board of Directors appointed Mr. Harris as our Chief Financial Officer, with such appointment to be effective as of April 4, 2018. At that time, Mr. Bauer, who was serving as our Senior Vice President, Finance and Corporate Development, was appointed our Chief Business Officer.  Prior to Mr. Harris’ appointment as our Chief Financial Officer, Mr. Bauer also acted as our principal financial and accounting officer from January 1, 2018 until April 4, 2018.

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2018. It also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for our executive officers, including our Named Executive Officers, in 2018, and discusses the key factors that the Compensation Committee considered in determining their compensation.

Executive Summary

Who We Are

We are a clinical stage biopharmaceutical company pioneering a precision medicine approach to discover, develop and commercialize targeted therapies for the treatment of serious and neglected rare cardiovascular diseases. Our initial focus is on the treatment of heritable cardiomyopathies, a group of rare, genetically-driven forms of heart failure that result from biomechanical defects in cardiac muscle contraction. We have used our precision medicine platform to generate a robust pipeline of small molecules that target diseases driven by cardiac muscle contraction. Excessive contraction, impaired relaxation and/or insufficient contraction can all result in conditions in which the output of blood from the heart cannot meet the body’s demands. Our mission is to change the world for patients with serious cardiovascular disease through bold and innovative science.

Our lead program, mavacamten, is being developed for the potential treatment of hypertrophic cardiomyopathy (“HCM”). In HCM, the walls of the heart thicken due to excessive contraction and prevent the left ventricle from expanding, resulting in a reduced pumping capacity. Mavacamten is intended to reduce cardiac muscle contractility by inhibiting myosin-actin crossbridge formation that underlies the excessive contractility, left ventricular hypertrophy and reduced compliance characteristic of HCM. Mavacamten is being studied in four clinical trials in patients with HCM, including a 220-patient pivotal Phase 3 clinical trial known as EXPLORER-HCM in patients with obstructive HCM (“oHCM”). In 2016, mavacamten was granted Orphan Drug Designation by the U.S. Food and Drug Administration, or the FDA, for the treatment of symptomatic oHCM. We are also studying mavacamten for a second potential indication, symptomatic, non-obstructive HCM (“nHCM”), in a Phase 2 clinical trial, known as MAVERICK-HCM. In 2018, we initiated a long-term extension trial, known as the PIONEER-OLE study, of oHCM patients from our previous Phase 2 PIONEER-HCM study; and a long-term extension study of patients completing our Phase 2 MAVERICK-HCM or Phase 3 EXPLORER-HCM trials, known as MAVA-LTE. A second product candidate, MYK-491, is an investigational myosin activator designed to restore the inadequate output characteristic of systolic heart failure, or dilated cardiomyopathy (“DCM”), by targeting the biomechanical defects underlying disease and improving cardiac contractility. MYK-491 has completed two single-ascending dose Phase 1 studies in healthy volunteers and in DCM patients with stable heart failure. We are also studying MYK-491 in a Phase 1b/2a multiple-ascending dose clinical trial in patients with stable heart failure. In addition to mavacamten and MYK-491, we are advancing several preclinical programs aimed at precision treatment of systolic and diastolic diseases.

2018 Business Highlights

We made significant progress on several program and corporate milestones during 2018, including the following:

Mavacamten for HCM

•

In 2018, we initiated four new clinical studies of mavacamten for the treatment of hypertrophic cardiomyopathy, including:  the pivotal Phase 3 EXPLORER-HCM trial in patients with oHCM; the MAVERICK-HCM Phase 2 in nHCM; and two long-term safety studies, PIONEER-OLE and MAVA-LTE.  Data from the MAVA-LTE clinical trial, along with results of the pivotal Phase 3 EXPLORER-HCM trial, are intended to support the registration submission for mavacamten for the treatment of oHCM.

•

We reported 12-week data from the PIONEER-OLE study. Interim data for seven patients demonstrated statistically significant reductions in left ventricular outflow tract obstruction compared to baseline following treatment with mavacamten. Each patient’s rate of ejection fraction remained well in the normal range of greater than 50 percent, and there were no significant adverse events reported.

•

In November 2018, we presented preclinical and clinical evidence of mavacamten’s potential to improve diastolic compliance.  The ability for the heart to fill with blood in between beats, or diastolic relaxation, is typically impaired in HCM.  In a genetic mini-pig model of non-obstructive HCM, mavacamten was shown to decrease filling pressure, while increasing the end diastolic volume of the left ventricle.  An analysis of echocardiographic measures of left ventricular relaxation, pressure and filling from MyoKardia’s Phase 2 PIONEER-HCM clinical trial in oHCM patients also demonstrated a decrease in filling pressure and an increase in the volume of blood that enters the left ventricle between heart beats.

•

Enrollment in the EXPLORER-HCM trial remains on track with our expectations.  The 220-patient study is expected to complete enrollment in the second half of 2019, with topline data available from the pivotal Phase 3 in the second half of 2020.

MYK-491

•

In December, we reported positive topline results from our Phase 1b clinical study of MYK-491 in patients with stable heart failure.  MYK-491 was generally well-tolerated and improvements in cardiac contractility of approximately 10 percent from baseline were observed across multiple echocardiographic measures, including stroke volume, left ventricular ejection fraction and fractional shortening.  In increasing the heart’s contractility, MYK-491 did not appear to meaningfully change duration of the contraction or the heart’s ability to relax and fill with oxygenated blood.  Results from an ongoing multiple-ascending dose study of MYK-491 are anticipated in the second half of 2019.

Other Program Highlights

Research

•

We unveiled three new research programs at our fourth quarter 2018 R&D Day.  MYK-224, the company’s second candidate addressing HCM, is expected to enter a Phase 1 clinical study in mid-2019.  ACT-1, a proprietary, wholly-owned cardiac muscle activator, is being developed for the treatment of genetic DCM.  LUS-1, the first known compound to specifically target impaired cardiac relaxation, is being developed for homogenous subgroups of patients with diseases of diastolic dysfunction.

Executive Compensation Highlights

Based on our overall operating environment and achievements for the year, the Compensation Committee took the following key actions with respect to the compensation of our Named Executive Officers for and during 2018:

•

Base Salaries – Approved setting their annual base salaries at amounts ranging from $339,000 to $414,000 for Named Executive Officers other than our CEO, in addition to setting the annual base salary of our CEO at $575,000.

•

Annual Cash Incentive Bonuses – Based upon the levels of achievement of the corporate performance objectives and individual performance objectives established under our senior management cash bonus plan for 2018, approved for Named Executive Officers other than our CEO annual cash bonuses in amounts ranging from 108% to 119% of their target annual cash incentive bonus opportunities, and an annual cash bonus for our CEO equal to 115% of his target annual cash bonus opportunity.

•

Long-Term Incentive Compensation – Granted long-term incentive compensation opportunities in the form of options to purchase shares of our common stock (weighted 80%) and restricted stock unit (“RSU”) awards that may vest and be settled for shares of our common stock (weighted 20%) with aggregate grant date fair values ranging from approximately $1,473,449 to approximately $4,165,572 for Named Executive Officers other than our CEO, as well as an option to purchase shares of our common stock and an RSU award for our CEO with an aggregate grant date fair value of approximately $7,964,576.

•

Compensation Arrangements with Mr. Harris – In connection with his appointment as our Chief Financial Officer, we entered into an employment offer letter dated March 26, 2018 (the “Harris Offer Letter”) with Mr. Harris. Pursuant to the Harris Offer Letter, our initial compensation arrangements with Mr. Harris were as follows:

o	an initial annual base salary of $415,000;
o

a target annual cash incentive bonus opportunity equal to 40% of his annual base salary, based on his achievement relative to certain performance goals to be recommended by our CEO and approved by our Board of Directors;

o

an option to purchase 100,000 of shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant, and with such option to vest (and become exercisable) over a four year period beginning with 25% of the shares of our common stock subject to the option vesting on the first anniversary of his employment start date and the remaining shares subject to the option vesting in equal monthly installments thereafter over the next 36 months, contingent upon Mr. Harris remaining continuously employed by us through each applicable vesting date; and

o

an RSU award for 15,000 shares of our common stock, with such award to vest as to 25% of the shares of our common stock subject to the award on the first anniversary of his employment start date and the remaining shares subject to the award vesting in equal annual installments thereafter over the next three years, contingent upon Mr. Harris remaining continuously employed by us through each applicable vesting date.

In addition, Mr. Harris is eligible to participate in the Company’s Change in Control Policy.

•

Compensation Arrangements with Ms. Ladd – In connection with her appointment as our General Counsel and Chief Compliance Officer, we entered into an employment offer letter dated December 4, 2017 (the “Ladd Offer Letter”) with Ms. Ladd. Pursuant to the Ladd Offer Letter, our initial compensation arrangements with Ms. Ladd were as follows:

o	an initial annual base salary of $375,000;
o

a target annual cash incentive bonus opportunity equal to 40% of her annual base salary, based on her achievement relative to certain performance goals to be recommended by our CEO and approved by our Board of Directors;

o	A cash signing bonus in the amount of $145,000; and
o

An option to purchase 120,000 of shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant, and with such option to vest (and become exercisable) over a four year period beginning with 25% of the shares of our common stock subject to the option vesting on the first anniversary of her employment start date and the remaining shares subject to the option vesting in equal monthly installments thereafter over the next 36 months, contingent upon Ms. Ladd remaining continuously employed by us through each applicable vesting date.

In addition, Ms. Ladd is eligible to participate in the Company’s Change in Control Policy.

Each of the Harris Offer Letter and the Ladd Offer Letter were negotiated on our behalf by our CEO and approved by our Compensation Committee. In establishing these initial compensation arrangements, we took into consideration the requisite experience and skills that a qualified candidate would need to work in a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data and the need to integrate Mr. Harris and Ms. Ladd into the executive compensation structure that we had developed since our initial public offering of our equity securities, balancing both competitive and internal equity considerations. For summaries of the material terms and conditions of Mr. Harris’ and Ms. Ladd’s employment offer letters, see “Compensation of Named Executive Officers - Potential Payments on Termination or Change in Control” below.

Pay-for-Performance

We believe our executive compensation program is reasonable, competitive and appropriately balances the goals of attracting, motivating, rewarding and retaining our executive officers with the goal of aligning their interests with those of our stockholders. To ensure this alignment and to motivate and reward individual initiative and effort, a significant portion of our executive officers’ target annual total direct compensation opportunity is both variable in nature and “at-risk.”

We emphasize variable compensation that appropriately rewards our executive officers, including our Named Executive Officers, through three separate compensation elements:

•

First, we provide the opportunity to participate in our annual cash incentive bonus plan which provides cash payments if they produce short-term operational and strategic results that meet or exceed the objectives established by our Board of Directors at the beginning of the year.

•

In addition, we grant options to purchase shares of our common stock, which comprise a significant portion of their target total direct compensation opportunities, the value of which depends entirely on appreciation in the value of our common stock, aligning their interests with those of our stockholders.

•	Finally, we grant RSU awards, the value of which depends entirely on the value of our common stock, thereby incentivizing them to build sustainable long-term value for the benefit of our stockholders.

These variable pay elements ensure that, each year, a significant portion of our executive officers’ target total direct compensation is contingent (rather than fixed) in nature, with the amounts ultimately payable subject to variability above or below target levels commensurate with our actual performance.

We believe that this design provides balanced incentives for our executive officers to drive financial and operational performance and, thereby, create long-term growth.

Executive Compensation Policies and Practices

The Compensation Committee is responsible for the compensation programs for our executive officers and directors and reports to the Board of Directors on its discussions, decisions and other actions. Typically, our Chief Executive Officer makes recommendations to the Compensation Committee, often attends committee meetings and is involved in the determination of compensation for the respective executive officers that report to him, except that our Chief Executive Officer does not make recommendations as to his own compensation. Our Chief Executive Officer makes recommendations to the Compensation Committee (other than with respect to himself) regarding short- and long-term compensation for all executive officers based on our results, an executive officer’s individual contribution toward these results and an executive officer’s performance toward individual goal achievement. The Compensation Committee then reviews the recommendations and other data and makes decisions as to total compensation for each executive officer, including the Chief Executive Officer, as well as each individual compensation component.

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. During 2018, we maintained the following executive compensation policies and practices, including both policies and practices we have implemented to drive performance and policies and practices that either prohibit or minimize behavior that we do not believe serve our stockholders’ long-term interests:

What We Do

•

Pay for Performance. Total compensation for our executive officers is heavily weighted towards annual incentive and equity awards, both of which encourage financial and operational performance to drive shareholder value.

•	Maintain an Independent Compensation Committee. The Compensation Committee consists solely of independent directors who establish our compensation practices.

•

Retain an Independent Compensation Advisor. The Compensation Committee has engaged its own compensation consultant to provide information, analysis and other advice on executive compensation independent of management. This consultant performed no other consulting or other services for us in 2018.

•

Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us.

•

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of our executive officer’s compensation is “at risk” based on corporate performance, as well as equity-based, to align the interests of our executive officers and stockholders.

•	Succession Planning. We review the risks associated with our key executive officer positions to ensure adequate succession plans are in place.

•	Double-Trigger Required. A double trigger is required before our executive officers receive change-in-control severance benefits.

What We Do Not Do

•	No Guaranteed Bonuses. We do not provide guaranteed bonuses to our executive officers.
•

No Executive Retirement Plans. We do not currently offer, nor do we have plans to offer, defined benefit pension plans or any non-qualified deferred compensation plans or arrangements to our executive officers other than the plans and arrangements that are available to all employees. Our executive officers are eligible to participate in our 401(k) retirement savings plan on the same basis as our other employees.

•	No Hedging or Pledging. We prohibit our employees (including our executive officers) and the non-employee members of our Board of Directors from hedging or pledging our securities.
•

No Excise Tax Payments on Future Post-Employment Compensation Arrangements. We do not provide any contractual rights for excise tax reimbursement payments (including “gross-ups”) on payments or benefits contingent upon a change in control of the Company.

•	No Special Welfare or Health Benefits. We do not provide our executive officers with any welfare or health benefit programs, other than participation in our broad-based employee programs.

•	No Perquisites. We do not provide perquisites or personal benefits to our executive officers.

•	No Option Re-pricing. We do not re-price stock options.

Stockholder Advisory Votes on Named Executive Officer Compensation

In prior years, we were an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended; therefore, we were not required to hold a non-binding, advisory vote on the compensation of our Named Executive Officers (commonly known as a “Say-on-Pay” vote).  At the Annual Meeting, we will hold our first Say-on-Pay vote as described in Proposal 3 of this Proxy Statement. Because we value the opinions of our stockholders, the Board of Directors and the Compensation Committee will consider the outcome of the Say-on-Pay vote, and the related “Say-on-Frequency” vote described in Proposal 4 of this Proxy Statement, as well as feedback received throughout the year, when making compensation decisions for our executive officers in the future.

Our Board of Directors is recommending that we hold future “Say-on-Pay” votes on an annual, rather than a biennial or triennial, basis. For additional information about the Say- on-Frequency vote, see Proposal 4 of this Proxy Statement.

Executive Compensation Objectives

The principal objectives of our executive compensation program, policies and practices are to:

•	offer competitive compensation which enables us to attract and retain high-caliber executives;
•	reward the achievement of our business objectives by directly linking rewards to the achievement of objectives that build long-term stockholder value;

•	recognize both corporate and individual performance by providing opportunities for above-median short-term and long-term compensation based on measurable corporate and individual performance; and
•	align the interests of our executives with those of our stockholders by incentivizing and rewarding the creation of stockholder value.

Our executive compensation program has reflected, and we expect that it will continue to reflect, the fact that we are a biopharmaceutical company whose product candidates are in pre-clinical and clinical development and subject to regulatory approval. As a result, our revenues have been and will continue to be limited, and we expect to continue to incur net losses for at least the next several years. In an effort to preserve cash resources, our historical compensation programs have focused on long-term incentive compensation in the form of equity awards relative to cash compensation. This approach seeks to place a substantial portion of executive compensation at risk by rewarding our Named Executive Officers, in a manner comparable to our stockholders, for achieving our business and financial objectives.

In addition to long-term incentive compensation, we have also implemented a cash bonus plan for our Named Executive Officers. Payments under this cash bonus plan are based on our level of achievement of pre-established corporate performance goals and, with the exception of our CEO, individual performance goals. All of the performance goals of our Named Executive Officers are tied to corporate objectives to reflect the fact that they make the key strategic decisions influencing our company as a whole.

We design and implement an executive compensation program that combines both cash and incentive elements based on annual performance objectives and long-term equity elements. The Compensation Committee has not, however, adopted any formal or informal policies or guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Compensation-Setting Process

Role of Compensation Committee

The Compensation Committee discharges the responsibilities of our Board of Directors relating to the compensation of our executive officers, including our Named Executive Officers. The Compensation Committee has overall responsibility for overseeing our compensation and benefits policies generally, and overseeing and evaluating the compensation plans, policies and practices applicable to our CEO and other executive officers.

In carrying out its responsibilities, the Compensation Committee evaluates our compensation policies and practices with a focus on the degree to which these policies and practices reflect our executive compensation philosophy, develops strategies and makes decisions that it believes further our philosophy or align with developments in best compensation practices, and reviews the performance of our executive officers when making decisions with respect to their compensation.

Pursuant to our 2015 Plan, the Compensation Committee may delegate to our Chief Executive Officer all or part of its authority to approve certain grants of equity awards to certain individuals, subject to certain limitations including the amount of awards that can be granted pursuant to such delegated authority. Our Compensation Committee has delegated to our Chief Executive Officer the authority to approve certain grants of awards under the 2015 Plan to certain employees below the level of Vice President in connection with their hiring or promotion, subject to certain limitations as set forth in our Equity Award Grant Policy. See “Other Compensation Policies – Equity Award Grant Policy.”

The Compensation Committee’s authority, duties, and responsibilities are further described in its charter. See “Board of Directors and Committees of the Board – Compensation Committee” above.

The Compensation Committee retains a compensation consultant (as described below) to provide support in its review and assessment of our executive compensation program.

Role of Management

In discharging its responsibilities, the Compensation Committee works with members of our management, including our CEO. Our management assists the Compensation Committee by providing information on corporate and individual performance, competitive market data, and management’s perspective on compensation matters. The Compensation Committee solicits and reviews our CEO’s proposals with respect to program structures, as well as his recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities and other compensation-related matters for our executive officers, including our Named Executive Officers (except with respect to his own compensation) based on his evaluation of their performance for the prior year.

At the beginning of each year, our CEO reviews the performance of our other executive officers for the previous year, and then shares these evaluations with, and makes recommendations to, the Compensation Committee for each element of compensation.  These recommendations concern the base salary, annual cash incentive compensation, and long-term incentive compensation for each of our executive officers (other than himself) based on our results, the individual executive officer’s contribution to these results, and his or her performance toward achieving his or her individual performance objectives.

The Compensation Committee reviews and discusses his proposals and recommendations with our CEO and considers them as one factor in determining and approving the compensation of our other executive officers, including our other Named Executive Officers. Our CEO also attends meetings of our Board of Directors and the Compensation Committee at which executive compensation matters are addressed, except with respect to discussions involving his own compensation.

Role of Compensation Consultant

Pursuant to its charter, the Compensation Committee may engage an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the Compensation Committee and its chair, and serves at the discretion of the Compensation Committee, which reviews the engagement annually.

For 2018, the Compensation Committee retained Compensia, Inc. (“Compensia”), a national compensation consulting firm, to serve as its compensation advisor to advise on executive compensation matters, including competitive market pay practices for our executive officers, and with the data analysis and selection of the compensation peer group.

During 2018, Compensia attended the meetings of the Compensation Committee (both with and without management present) as requested and provided the following services:

•	review, research, and updating of our compensation peer group;

•

analysis of competitive market data based on the compensation peer group for our executive positions and evaluation on how the compensation we pay our executives compares both to our performance and to how the companies in our compensation peer group compensate their executives;

•	review and analysis of the base salary levels, annual incentive bonus opportunities, and long-term incentive compensation opportunities of our executive officers;

•	review and analysis of the compensation arrangements of the non-employee members of our Board of Directors against the companies in the compensation peer group;
•	review and analysis of the post-employment compensation arrangements for our executive officers;
•	assessment of executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments; and
•	consulting services to the Compensation Committee chair and other members between Compensation Committee meetings;

•	support on other ad hoc matters throughout the year.

The terms of Compensia’s engagement includes reporting directly to the Compensation Committee chair. Compensia also coordinated with our management for data collection and job matching for our Named Executive Officers. In 2018, Compensia did not provide any other services to us other than the consulting services to the Compensation Committee.

The Compensation Committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation matters. The Compensation Committee has evaluated Compensia’s engagement, and based on the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the NASDAQ Marketplace Rules, and such other factors as were deemed relevant under the circumstances, has determined that its relationship with Compensia and the work of Compensia on behalf of the Compensation Committee did not raise any conflict of interest, and that Compensia is independent.

Competitive Positioning

For purposes of assessing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a select group of peer companies. This compensation peer group consists of biopharmaceutical companies that are similar to us in terms of market capitalization, stage of development, therapeutic focus, and number of employees. The competitive data drawn from this compensation peer group is only one of several factors that the Compensation Committee considers, however, in making its decisions with respect to the compensation of our executive officers, including our Named Executive Officers.

The companies in the compensation peer group for 2018 were approved in October 2017 on the basis of their similarity to us in size, as determined using the following criteria:

•	market capitalization – approximately 0.33x to approximately 4.0x our market capitalization of approximately $1.4 billion (approximately $475 million to $5.5 billion);

•	industry sector – biotechnology and pharmaceuticals; and
•	stage of lead drug candidate – phase II or III.

We also considered several key secondary factors, including a company’s therapeutic focus (with a preference for companies addressing cardiovascular diseases) and its employee headcount.

Based on a review of the analysis prepared by Compensia, taking into account the above factors, our Compensation Committee approved the following compensation peer group for 2018:

Acceleron Pharma	Five Prime Therapeutics
Achillion Pharmaceuticals	Global Blood Therapeutics
Aerie Pharmaceuticals	Immunomedics
Aduro BioTech	Insmed
Aimmune Therapeutics	Juno Therapeutics
Bluebird bio	Loxo Oncology
Blueprint Medicines	Sage Therapeutics
Dermira	Spark Therapeutics
Epizyme	Ultragenyx Pharmaceutical
FibroGen	Xencor

The compensation practices of the compensation peer group were the primary guide used by the Compensation Committee in 2018 to compare the competitiveness of each of our compensation elements (base salary, target annual cash bonus opportunities, and long-term incentive compensation) and their overall compensation levels. The Compensation Committee uses data drawn from public filings (primarily proxy statements) and/or a customized survey based on the companies in our compensation peer group to evaluate the competitive market when determining the total direct compensation packages for our executive officers.

The Compensation Committee reviews our compensation peer group each year (unless there have been significant changes to either our developmental phase or market capitalization, in which case the Compensation Committee may review more frequently) and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.

Setting Target Total Direct Compensation

The Compensation Committee reviews the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers, including our Named Executive Officers, at the beginning of each year, or more frequently as warranted. Adjustments are generally effective at the beginning of the fiscal year.

The Compensation Committee does not establish a specific target for formulating the target total direct compensation opportunities of our executive officers. In making decisions about the compensation of our executive officers, the members of the Compensation Committee rely primarily on their considerations of various factors, including the following:

•	our executive compensation program objectives;
•	our performance against the financial, operational, and strategic objectives established by the Compensation Committee and our Board of Directors;

•	each individual executive’s knowledge, skills, experience, qualifications, and tenure;

•	the scope of each executive’s role and responsibilities compared to other similarly-situated executives at the companies in our compensation peer group;

•

the prior performance of each individual executive, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•	the potential of each individual executive to contribute to our long-term financial, operational, and strategic objectives;
•	our CEO’s compensation relative to that of our executives, and compensation parity among our executives;

•	our financial performance relative to our compensation peers;

•

the compensation practices of our compensation peer group and the positioning of each executive’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and

•	the recommendations of our CEO with respect to the compensation of our other executives.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.

The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its decisions. The members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive officer, and business judgment in making their decisions.

The Compensation Committee also considers the potential risks in our business when designing and administering our executive compensation program, and we believe our balanced approach to performance measurement and pay delivery works to avoid misaligned incentives for individuals to undertake excessive or inappropriate risk.

The Compensation Committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions with respect to our executive officers, including our Named Executive Officers. Instead, in making its determinations, the Compensation Committee reviews information summarizing the compensation paid at a representative group of peer companies, to the extent that the executive positions at these companies are considered comparable to our positions and informative of the competitive environment to gain a general understanding of market compensation levels.

Compensation Elements

In 2018, the principal elements of our executive compensation program, and the purposes for each element, were as follows:

Element	Type of Element	Compensation Element	Objective
Base Salary	Fixed	Cash	Designed to attract and retain highly talented executives by providing fixed level of cash compensation that is competitive in the market and rewards performance of responsibilities
Annual Cash Incentive Bonus Awards	Variable	Cash

Designed to motivate our executives to achieve our principal business goals and provide financial incentives based on our level of achievement with respect to both corporate and individual performance goals

Long Term Incentive Compensation	Variable	Equity awards in the form of options to purchase shares of our common stock and restricted stock unit awards that may vest and be settled for shares of our common stock

Designed to incentivize and reward our executives for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executives and our stockholders by motivating them to create sustainable long-term stockholder value

Base Salary

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the Compensation Committee reviews the base salaries of our executive officers each year as part of its annual compensation review and makes adjustments as it determines to be reasonable and necessary based on the factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation.”

In January 2018, the Compensation Committee reviewed the base salaries of our incumbent executive officers, taking into consideration a competitive market analysis and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, the Compensation Committee approved base salary increases for our incumbent executive officers, effective retroactively as of January 1, 2018. The base salaries of our incumbent Named Executive Officers for 2018 were as follows:

Named Executive Officer	2017 Base Salary	2018 Base Salary		Percentage Adjustment
Mr. Gianakakos	$505,450	$575,000		13.8%
Mr. Bauer	$322,700	$339,000	(1)	5.1%
Ms. Ladd	—	$375,000	(2)	—
Dr. Lee	$385,000	$414,000		7.5%
Dr. McDowell	$327,749	$393,000		19.9%

(1)	In connection with his promotion to Chief Business Officer in April 2018, Mr. Bauer’s base salary was increased to $370,000, effective April 4, 2018.
(2)	Ms. Ladd’s initial base salary was established at $375,000 pursuant to the terms of her employment offer letter dated December 4, 2017.

In connection with his appointment as our Chief Financial Officer in April 2018, the Compensation Committee approved an initial annual base salary for Mr. Harris in the amount of $415,000, effective April 4, 2018.

The base salaries paid to our Named Executive Officers during 2018 are set forth in the “Summary Compensation Table” below.

Annual Cash Bonuses

We use an annual cash incentive bonus plan to motivate our employees, including our Named Executive Officers, to achieve our key annual business objectives. Our annual cash bonuses, other than that of our Chief Executive Officer, are tied to the achievement of annual corporate and individual performance goals pursuant to our Senior Executive Cash Incentive Bonus Plan adopted by the Compensation Committee in February 2016 (the “Cash Bonus Plan”).  The Cash Bonus Plan provides that:

•	the Compensation Committee will establish the annual corporate performance goals and weighting;

•	the Compensation Committee will establish a target bonus opportunity for each senior executive;

•	annual cash bonuses must be based on objectively determinable bonus formulas adopted by the Compensation Committee that tie such bonuses to achievement of the annual corporate performance goals;
•	annual cash bonuses may not be paid unless and until the Compensation Committee makes a determination with respect to achievement of the annual corporate performance goals; and

•	the Compensation Committee may adjust annual cash bonuses based on achievement of individual performance goals and based on such other terms and conditions as it may in its discretion determine.

Target Annual Cash Incentive Bonus Opportunities

In accordance with the Cash Bonus Plan, 2018 cash bonus payments to our senior executives, including the Named Executive Officers, were based upon a specific percentage of each participant’s base salary. In January 2018, the Compensation Committee reviewed the target annual cash incentive bonus opportunities of our executive officers, including our Named Executive Officers, taking into consideration the recommendations of our CEO (except with respect to his own target annual cash incentive bonus opportunity) as well as the other factors described in “Compensation-Setting Process – Setting Target Total Direct Compensation” above. Following this review, the Compensation Committee decided to maintain the target annual cash incentive bonus opportunities of our Named Executive Officers at their 2017 levels. The dollar value of each Named Executive Officer’s target annual cash incentive bonus opportunity increased, however, as a result of the increases to their 2018 base salaries.

For 2018, the target annual cash incentive bonus opportunities for our incumbent Named Executive Officers were as follows:

Named Executive Officer	2018 Target Annual Cash Bonus Opportunity (as a percentage of base salary)		2018 Target Annual Cash Bonus Opportunity
Mr. Gianakakos	60%		$345,000
Mr. Bauer	40%	(1)	$148,000
Ms. Ladd	40%	(2)	$150,000
Dr. Lee	40%		$165,600
Dr. McDowell	40%		$157,200

(1)

In connection with his promotion to Chief Business Officer in April 2018, Mr. Bauer’s target annual cash incentive bonus opportunity was increased from 35% to 40% of his annual base salary, effective April 4, 2018.

(2)	Ms. Ladd’s initial target annual cash incentive bonus opportunity was established at 40% of her annual base salary pursuant to the terms of her employment offer letter dated December 4, 2017.

In connection with his appointment as our Chief Financial Officer in April 2018, the Compensation Committee approved a target annual cash incentive bonus opportunity for Mr. Harris equal to 40% of his annual base salary, effective April 4, 2018.

Potential annual cash incentive bonus payments for our Named Executive Officers under the Cash Bonus Plan could range from zero to 128% of their target annual cash incentive bonus opportunity.

Corporate Performance Goals

Participants in the Cash Bonus Plan are eligible to receive a bonus payment based upon the attainment of one or more corporate performance goals recommended by our CEO and approved by our Board of Directors which relate to financial, operational, and strategic metrics that were important to us. In January 2018, our Board of Directors approved the corporate performance goals as presented and discussed with our CEO. Generally, these goals related to our progress on advancing our clinical programs, demonstrating research leadership, strengthening our organization and culture and growing value for our stockholders, as follows:

•	Maximize potential of lead clinical candidate – fully mine mechanistic potential of mavacamten (weighted 55%);
•	Diastolic platform leadership – develop strategy for diastole and demonstrate viability of program (weighted 15%);
•	Complete experiments to assess activator programs – complete steps to determine whether to proceed with best-in-class activator program (weighted 15%);
•	Corporate activities – successful onboarding of new employees and completing a financing at a share-price premium to previous financing (weighted 15%).

Each corporate performance goal was weighted according to our Board of Directors’ assessment of its relative importance to the successful execution of our annual operating plan. None of the corporate performance goals had a threshold or maximum performance level.

For purposes of the 2018 Cash Bonus Plan, our Board of Directors reserved the discretion to consider other corporate achievements during 2018 when determining the actual funding level for this component of the plan.

Individual Performance Goals

In addition, at the beginning of each year, our CEO, in consultation with each of the other executive officers, including each of the other Named Executive Officers, established individual performance goals for each of such executive officers. The individual performance goals are generally designed to align the goals of our executive officers and his or her department with the corporate goals.  Our CEO does not have individual goals. Rather, his annual cash bonus was based entirely on the achievement of our corporate goals in recognition of his overall responsibility for our corporate performance. The individual performance goals involved both quantitative and qualitative metrics that were connected to the achievement of our corporate performance goals as well as the functional area for which our other executive officers were responsible.

2018 Annual Cash Bonus Decisions

In February 2019, the Compensation Committee reviewed our performance with respect to each of the corporate performance goals listed above and determined the extent to which each goal had been achieved during the year. The Compensation Committee determined that we had achieved the corporate performance goals at a 115% achievement level.

The Compensation Committee then reviewed the individual performance of each of our executive officers based on an evaluation conducted by our CEO of their performance against their individual performance goals. Based on the recommendations of our CEO (except with respect to his own performance), the Compensation Committee then assigned each Named Executive Officer an individual performance achievement percentage ranging from 88% to 130%.

The following table sets forth the target annual cash bonus opportunities, the actual achievement level for corporate and individual performance, the actual cash bonus payments made to our Named Executive Officers for 2018, and the percentage that the actual cash bonus payment represented of their target annual cash bonus opportunity:

Named Executive Officer	2018 Annual Base Salary	Target Annual Cash Bonus Opportunity (percentage of base salary)	Corporate Performance (2)		Individual Performance (2)	Actual Annual Cash Bonus Earned	Actual Annual Cash Bonus Earned (4)
Mr. Gianakakos	$575,000	60%	115%	(3)	—	$396,750	115%
Mr. Harris (1)	$415,000	40%	115%		100%	$137,620	111%
Mr. Bauer (1)	$370,000	40%	115%		130%	$172,119	119%
Ms. Ladd	$375,000	40%	115%		88%	$155,522	108%
Dr. Lee	$414,000	40%	115%		115%	$190,440	115%
Dr. McDowell	$393,000	40%	115%		115%	$180,780	115%

(1)	Cash incentive bonus payments were pro-rated for Named Executive Officers who were either hired or promoted during 2018.
(2)	Unless otherwise noted, weighting of corporate performance is 75% and individual performance is 25%.
(3)	Weighting is 100% corporate performance.
(4)	Percentage of target annual cash bonus opportunity.

In addition to the foregoing, the Compensation Committee awarded our CEO a discretionary bonus equal to $43,250 in 2018 for his exceptional performance during the year.  In determining the bonus, the Compensation Committee considered the central role played by our CEO in enabling our success in 2018, including in connection with the development and refinement of our short-term and long-term corporate strategy and the recruiting and hiring of additional executives to join our company in 2018, each of which contributed to the overall achievement of our corporate goals in excess of the 100% achievement level.

Furthermore, in connection with her appointment as our General Counsel and Chief Compliance Officer, the Compensation Committee approved a signing bonus in the amount of $145,000 for Ms. Ladd, which was paid to her within 60 days of her hire date. This bonus provided that if she were to leave the Company within 12 months of her hire date, she would be required to reimburse the Company for the entire amount of the bonus.

The annual cash bonus payments made to our Named Executive Officers for 2018 are set forth in the “Summary Compensation Table” below.

Long-Term Incentive Compensation

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. Typically, these equity awards are granted in the form of options to purchase shares of our common stock and RSU awards that may vest and be settled for shares of our common stock. We believe that stock options, when granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our executive officers, since the stock options reward them only to the extent that our stock price increases and stockholders realize value following their grant date. We further believe that RSU awards help us to achieve our retention objectives (even in the event of a decline in our share price) and provide an incentive to grow the value of our common stock. In addition, RSU awards enable our executive officers to accumulate stock ownership in the Company.

Typically, we have granted equity awards to our executive officers as part of the Compensation Committee’s annual review of executive compensation. To date, the Compensation Committee has not applied a rigid formula in determining the size of these equity awards. Instead, the Compensation Committee determines the amount of the equity award for each executive officer after taking into consideration a compensation analysis performed by its compensation consultant, the equity award recommendations of our CEO (except with respect to his own award), the amount of equity compensation held by the executive officer (including the current economic value of his or her unvested equity and the ability of these unvested holdings to satisfy our retention objectives), and the factors described in “Compensation-Setting Process” above.

In January 2018, the Compensation Committee determined to grant options to purchase shares of our common stock (weighted 80%) and RSU awards that may vest and be settled for shares of our common stock (weighted 20%) to our executive officers, including our Named Executive Officers, in amounts that it considered to be consistent with our compensation philosophy and which also recognized the performance of each of our executive officers. The equity awards granted to our incumbent Named Executive Officers were as follows:

Named Executive Officer	Options to Purchase Shares of Common Stock (number of shares) (1)	RSU Awards for Shares of Common Stock (number of shares) (2)	Aggregate Grant Date Fair Value ($)
Mr. Gianakakos	184,100	30,600	$7,964,576
Mr. Bauer	34,000	5,700	$1,473,449
Dr. Lee	66,400	11,000	$2,870,708
Dr. McDowell	46,000	7,700	$1,992,879

(1)

The options to purchase shares of our common stock vest and become exercisable over a four-year period, with 1/48th of the shares of our common stock subject to the options vesting in equal monthly installments following the vesting commencement date, contingent upon the executive officer remaining continuously employed by us through each applicable vesting date.

(2)

The RSU awards that may be settled for shares of our common stock vest over a four-year period, with 1/4th of the shares of our common stock subject to the awards vesting in equal annual installments on each anniversary of the vesting commencement date, contingent upon the executive officer remaining continuously employed by us through each applicable vesting date.

Equity Awards for New Executive Officers

In connection with her appointment as our General Counsel and Chief Compliance Officer in January 2018, the Compensation Committee granted Ms. Ladd an option to purchase 120,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant. The option vests (and becomes exercisable) over a four-year period beginning with 1/4th of the shares of our common stock subject to the option vesting on the first anniversary of her employment start date with the remaining shares subject to the option vesting in equal monthly installments thereafter over the next 36 months, contingent upon Ms. Ladd remaining continuously employed by us through each applicable vesting date.

In connection with his appointment as our Chief Financial Officer in April 2018, the Compensation Committee granted Mr. Harris an option to purchase 100,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant and an RSU award that may vest and be settled for 15,000 shares of our common stock. The option vests (and becomes exercisable) over a four-year period beginning with 1/4th of the shares of our common stock subject to the option vesting on the first anniversary of his employment start date with the remaining shares subject to the option vesting in equal monthly installments thereafter over the next 36 months, contingent upon Mr. Harris remaining continuously employed by us through each applicable vesting date. The RSU award vests as to 1/4th of the shares of our common stock subject to the award on the first anniversary of his employment start date with the remaining shares subject to the award vesting in equal annual installments thereafter over the next three years, contingent upon Mr. Harris remaining continuously employed by us through each applicable vesting date.

The equity awards granted to our Named Executive Officers during 2018 are set forth in the “Summary Compensation Table” and the “Grants of Plan-Based Awards for Fiscal Year 2018” table below.

Welfare and Health Benefits

We have established a tax-qualified Section 401(k) retirement savings plan for our executive officers, including our Named Executive Officers, and other employees who satisfy certain eligibility requirements. Under this plan, eligible employees may elect to make pre-tax contributions of eligible compensation, not to exceed the statutory income tax limits. Employees’ pre-tax contributions are allocated to their individual accounts and then invested in selected investment alternatives according to a participant’s direction. Employees are immediately and fully vested in their contributions. We provide for discretionary matching contributions in the plan, up to an annual limit of $1,000 per employee. We intend for the plan to qualify under Section 401(a) of the Internal Revenue Code (the “Code”), with the related trust intended to be tax-exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until distributed from the Section 401(k) Plan.

Additional benefits received by our executive officers, including our Named Executive Officers, include medical, dental, and vision insurance, health savings account, an employee assistance program, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, and reimbursement for mobile phone use for business purposes. These benefits are provided to our executive officers on the same basis as to all of our employees.

We design our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our executive officers, including our Named Executive Officers, except as generally made available to our employees, or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During 2018, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Arrangements

We have entered into written employment offer letters with our CEO and each of our other executive officers, including our other Named Executive Officers. Each of these arrangements was approved on our behalf by our Board of Directors or by the Compensation Committee. We believe that these arrangements were necessary to induce these individuals to forego other employment opportunities or leave their then-current employer for the uncertainty of a demanding position in a new and unfamiliar organization.

In filling each of our executive positions, our Board of Directors or the Compensation Committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our Board of Directors and the Compensation Committee were sensitive to the need to integrate new executives into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

Each of our employment offer letters provides for “at will” employment (meaning that either we or the executive officer may terminate the employment relationship at any time without cause) and sets forth the initial compensation arrangements for the executive officer, including an initial base salary, eligibility for a discretionary bonus in an amount up to a specified percentage of the executive officer’s base salary, participation in our employee benefit programs, eligibility for future equity awards pursuant to our equity incentive plans, and, in some cases, reimbursement or payment of relocation expenses. These employment arrangements also prohibit the executive officers from engaging directly or indirectly in competition with us or disclosing our confidential information or business practices and require the executive officers to executive our standard form of employee proprietary information, confidentiality and assignment agreement.

For detailed descriptions of the employment arrangements we maintained with our Named Executive Officers during 2018, see “Compensation of Named Executive Officers - Potential Payments on Termination or Change in Control” below.

Post-Employment Compensation

We consider it essential to the best interests of our stockholders to foster the continuous employment of our key management personnel. Accordingly, we believe that reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executives. We further believe that when recruiting executive talent these arrangements are necessary to offer compensation packages that are competitive. The Compensation Committee does not consider the specific amounts payable under these post-employment compensation arrangements, however, when determining the annual compensation of our Named Executive Officers.

Our Board of Director has adopted a Change in Control Policy (the “CIC Policy”) which applies to our executive officers, including our Named Executive Officers, and provides certain protections in the event of certain qualifying terminations of employment, including a qualifying termination of employment in connection with a change in control of the Company. We believe that these protections were necessary to induce these individuals to leave their former employment for the uncertainty of a demanding position in a new and unfamiliar organization and help from a retention standpoint. These arrangements are designed to provide reasonable compensation to the executive officer if their employment is terminated under certain circumstances to facilitate their transition to new employment. Further, in some instances we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

We also believe that these arrangements help maintain our executive officers continued focus and dedication to their assigned duties to maximize stockholder value if there is a potential transaction that could involve a change in control of the Company. In this event, these arrangements keep our most senior executives focused on pursuing all corporate transaction activity in the best interests of our stockholders regardless of whether those transactions may result in their own job loss. Thus, these arrangements align the interests of our Named Executive Officers and our stockholders when considering our long-term future.

In determining payment and benefit levels under the various circumstances triggering post-employment compensation provisions under the CIC Policy, our Board of Directors has drawn a distinction between (i) voluntary terminations of employment without good reason or terminations of employment for cause and (ii) terminations of employment without cause or voluntary terminations of employment for good reason. Payment in the latter circumstances has been deemed appropriate in light of the benefits described in the prior paragraph, as well as the likelihood that an executive officer’s departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination of employment for cause or a voluntary resignation without good reason because such events often reflect either performance challenges or an affirmative decision by the executive to end his or her relationship without fault by the Company.

In October 2018, the Compensation Committee reviewed the CIC Policy compared to the post-employment compensation arrangements of the companies in the compensation peer group and determined that the policy was in need of enhancement in order to recruit and retain top talent. As a result of this review, the Compensation Committee approved certain amendments to the CIC Policy to:

•

expand the events that would trigger the payment of benefits to include a termination of employment as the result of a resignation for good reason (as defined in the policy) within one year after the closing of a sale event; and

•

define “good reason” to mean that the executive officer followed the process enumerated in the policy following the occurrence of (a) a material diminution in his or her job responsibilities (provided that a mere change in title or reporting relationship will not be deemed a material diminution in job responsibilities), (b) a 10% or greater reduction in his or her base salary (except for across-the-board salary reductions in the salaries of all similarly situated employees based on the Company’s financial performance), or (c) the relocation of his or her principal place of business to a location that is more than 50 miles from his or her then-current location of employment.

All payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention value following a change in control of the Company and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.

In the event of a change in control of the Company, to the extent Section 280G or 4999 of the Code is applicable to an executive officer, such individual is entitled to receive either:

•	payment of the full amounts specified in the CIC Policy to which he or she is entitled; or
•

payment of such lesser amount that does not trigger the excise tax imposed by Section 4999, whichever results in him or her receiving a higher amount after taking into account all federal, state, and local income, excise and employment taxes.

We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our executive officers.

To receive payments and benefits under the CIC Policy, an executive officer must execute and not subsequently revoke a severance agreement within 60 days following the date of the termination of employment, including a general release of claims acceptable to us or our successor or acquirer.

For a summary of the material terms and conditions of the post-employment compensation arrangements we maintained with our Named Executive Officers during 2018, as well as an estimate of the potential payments and benefits that they would have been eligible to receive if a hypothetical change in control or other trigger event had occurred on December 31, 2018, see “Potential Payments on Termination or Change in Control” below.

Other Compensation Policies

Equity Award Grant Policy

Under our Equity Award Grant Policy, we grant equity awards on a regularly scheduled basis, as follows:

•

Grants of equity awards by the Board or the Compensation Committee in conjunction with the hiring of a new employee or the promotion of an existing employee will be effective on the date of approval by the Board or the Compensation Committee, or such later date as specified in such approval.

•

Grants of equity awards to existing employees (other than in connection with a promotion) will generally be made, if at all, on an annual basis; provided, that (a) Employees hired from January 1 through September 30 of a particular year will be eligible for pro-rated annual grants in the subsequent year and (b) employees hired from October 1 through December 31 of a particular year shall not be eligible for annual grants in the subsequent year.

•

Special timing rules apply to new hire, promotional and annual equity awards granted to employees by our CEO (which awards may not be granted to individuals who are executive officers of the Company or individuals who are employed at or above the level of Vice President).

•

The exercise price of all stock options will be equal to (or, if specified in the approval of the stock option award, greater than) the closing market price on the NASDAQ Global Market of a share of our common stock on the effective date of grant.

Compensation Recovery Policy

Currently, we have not implemented a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our Named Executive Officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement. We intend to adopt a general compensation recovery (“clawback”) policy covering our annual and long-term incentive award plans and arrangements once the SEC adopts final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging and Pledging Restrictions

Under the Special Trading Procedures for Insiders addendum to our Insider Trading Policy, our executive officers, and members of our Board of Directors, as well as certain designated employees, are prohibited from:

•	selling any of our securities that are not owned by such individual at the time of the sale (a “short sale”);
•

buying or selling puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities or engage in any other hedging transaction with respect to our securities, at any time unless such transaction has been approved by the Audit Committee of our Board of Directors;

•	using our securities as collateral in a margin account; or
•	pledging our securities as collateral for a loan (or modifying an existing pledge) unless the pledge has been approved by the Audit Committee of our Board of Directors.

Tax and Accounting Considerations

We take the applicable tax and accounting requirements into consideration in designing and operating our executive compensation program.

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code (“Section 162(m)”) disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer, chief financial officer, and each of the three other most highly-compensated executive officers whose compensation may be required to be disclosed to stockholders under the Exchange Act in any taxable year. Remuneration in excess of $1 million and all remuneration paid to the chief financial officer is exempt from this deduction limit if it qualifies as “performance-based compensation” within the meaning of Section 162(m) with respect to taxable years before January 1, 2018 and is payable pursuant to a binding written agreement in effect on November 2, 2017 that has not been modified in any material respect on or after that date.

In approving the amount and form of compensation for our named executive officers, the Compensation Committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). The Compensation Committee may, in its judgment, approve compensation for our Named Executive Officers that is not deductible for federal income tax purposes when it believes that such compensation is in the best interests of the Company and our stockholders.

While the transition relief applicable to certain binding written performance-based compensation arrangements that were in effect as of November 2, 2017 may help minimize the effect of the Section 162(m) deduction limit in the short-term, we expect that, going forward, some portion of our Named Executive Officers’ compensation might not be fully deductible by us for federal income tax purposes. As final guidance and regulations relating to Section 162(m), as amended, have not been issued, no assurance can be given that compensation will qualify for this transitional relief. We will continue to closely monitor developments with respect to Section 162(m) of the Code.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is FASB ASC Topic 718, the standard which governs the accounting treatment of certain stock-based compensation. Among other things, FASB ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents information regarding the total compensation, for services rendered in all capacities, awarded to, earned by or paid to our Named Executive Officers during the fiscal year ended December 31, 2018. The following table also sets forth information regarding total compensation awarded to, earned by or paid to certain of our Named Executive Officers during the fiscal years ended December 31, 2017 and 2016, to the extent they were our Named Executive Officers during such fiscal years.

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Tassos Gianakakos	2018	$569,204	$43,250	(4)	$1,591,200	6,373,376	$396,750	$1,000	$8,974,780
President, Chief Executive	2017	$505,450	$-		$-	2,406,603	$297,205	$1,000	$3,210,258
Officer and Director	2016	$459,545	$-		$-	424,306	$220,600	$500	$1,104,951

Jake Bauer (5)	2018	$359,600	$-		$296,400	1,177,049	$172,119	$1,000	$2,006,168
Chief Business Officer	2017	$322,700	$-			610,550	$178,030	$1,000	$1,112,280
	2016	$301,110	$-		$-	198,897	$102,227	$500	$602,734

Taylor C. Harris (6)	2018	$306,728	$-		$727,500	3,258,070	$137,620	$1,000	$4,430,918
Chief Financial Officer

Cynthia J. Ladd (6)	2018	$359,375	$-		$-	4,165,572	$155,522	$1,000	$4,681,469
General Counsel

June Lee, M.D. (7)	2018	$411,583	$-		$572,000	2,298,708	$190,440	$1,000	$3,473,731
Chief Operating Officer	2017	$352,917	$50,000		$-	1,352,618	$215,088	$1,000	$1,971,623

Robert S. McDowell, Ph.D. (7)	2018	$387,562	$-		$400,400	1,592,479	$180,780	$1,000	$2,562,221
Chief Scientific Officer	2017	$327,749	$-		$-	814,463	$117,000	$1,000	$1,260,212

(1)

In accordance with SEC rules, these columns reflect the aggregate grant date fair value of RSUs and option awards granted during the applicable year in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. Assumptions used in the calculation of these amounts are included in Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. The amounts do not reflect the actual economic value that may be realized by the named executive officers upon the vesting and settlement of RSUs, exercise of the options or the sale of the common stock underlying such equity awards.

(2)	The amounts reported reflect the cash incentive compensation earned under our annual cash incentive bonus plan. These amounts reported for a year were paid in the following year.
(3)	The amounts reported reflect the matching contributions under our 401(k) plan.
(4)	The amount reported reflects the discretionary bonus awarded to Mr. Gianakakos in 2018 for his exceptional performance during the year.
(5)

Mr. Bauer was not a Named Executive Officer for the fiscal year ended December 31, 2017, but is a Named Executive Officer for the fiscal year ended December 31, 2018 and was a Named Executive Officer for the fiscal year ended December 31, 2016.

(6)	Mr. Harris and Ms. Ladd were not Named Executive Officers for the fiscal years ended December 31, 2017 and 2016.
(7)	Dr. Lee and Dr. McDowell were not Named Executive Officers for the fiscal year ended December 31, 2016.

Grants of Plan-Based Awards for Fiscal Year 2018

The following table sets forth the individual awards made to each of our Named Executive Officers during 2018.  For a description of the types of awards indicated below, please see our “Compensation Discussion and Analysis” above.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	All Other Stock Awards: Number of Shares of Stock Or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Target ($)
Tassos Gianakakos
Annual Cash Bonus		$345,000
RSUs	1/16/2018	n/a	30,600	-		$1,591,200
Options	1/16/2018	n/a	-	184,100	$52.00	$6,373,376
Jake Bauer
Annual Cash Bonus		$148,000
RSUs	1/16/2018	n/a	5,700	-		$296,400
Options	1/16/2018	n/a	-	34,000	$52.00	$1,177,049
Taylor C. Harris
Annual Cash Bonus		$166,000
RSUs	4/4/2018	n/a	15,000	-		$727,500
Options	4/4/2018	n/a	-	100,000	$48.50	$3,258,070
Cynthia J. Ladd
Annual Cash Bonus		$150,000
RSUs	1/16/2018	n/a	-	-	-	-
Options	1/16/2018	n/a	-	120,000	$52.00	$4,165,572
June Lee, M.D.
Annual Cash Bonus		$165,600
RSUs	1/16/2018	n/a	11,000	-	$52.00	$572,000
Options	1/16/2018	n/a	-	66,400	$52.00	$2,298,708
Robert S. McDowell, Ph.D.
Annual Cash Bonus		$157,200
RSUs	1/16/2018	n/a	7,700	-	$52.00	$400,400
Options	1/16/2018	n/a	-	46,000	$52.00	$1,592,479

(1)

The amounts shown reflect the target annual cash bonuses payable pursuant to our Cash Bonus Plan.  Actual payments for 2018 are provided in the “Summary Compensation Table” above.  As there are no threshold or maximum performance levels with respect to these annual cash bonuses, the columns “Threshold ($)” and “Maximum ($)” have therefore been omitted from this table.

(2)	The amounts shown reflect the RSUs granted pursuant to our 2015 Plan.
(3)	The amounts shown reflect the options granted pursuant to our 2015 Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards held by each of our Named Executive Officers as of December 31, 2018.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (1)
Tassos Gianakakos	87,581	(2)	—		—	6/4/2025	—		—
	47,415	(3)	26,021	(3)	$1.51	6/4/2025	—		—
	11,013	(4)	—		—	2/2/2026	—		—
	41,896	(5)	19,653	(5)	$9.08	2/2/2026	—		—
	145,427	(6)	158,073	(6)	$12.25	1/18/2027	—		—
	—		—		—	—	30,600	(7)	$1,495,116
	42,189	(8)	141,911	(8)	$52.00	46,768	—		—

Jake Bauer	10,204	(2)	—		$1.51	6/4/2025	—		—
	14,285	(3)	2,041	(3)	$1.51	6/4/2025	—		—
	139	(4)	—		$9.08	2/2/2026	—		—
	19,396	(5)	9,213	(5)	$9.08	2/2/2026	—		—
	13,678	(6)	31,172	(6)	$12.25	1/18/2027	—		—
	—		7,500	(9)	$13.90	7/20/2027	—		—
	—		—		—	—	5,700	(7)	$278,502
	7,791	(8)	26,209	(8)	$52.00	1/16/2028	—		—

Taylor C. Harris	—		—		—	—	15,000	(10)	$732,900
	—		100,000	(11)	$48.50	4/4/2028	—		—

Cynthia J. Ladd	—		120,000	(12)	$52.00	1/16/2028	—		—

June Lee, M.D.	6,250	(4)	—		$11.95	2/1/2027	—		—
	46,871	(13)	78,125	(13)	$11.95	2/1/2027	—		—
	—		—		$—	—	11,000	(7)	$537,460
	15,216	(8)	51,184	(8)	$52.00	1/16/2028	—		—

Robert McDowell, Ph.D.	87,074	(2)	—		$0.18	12/6/2022	—		—
	40,816	(2)	—		$0.33	7/24/2024	—		—
	13,606	(2)	—		$1.51	6/4/2025	—		—
	20,238	(3)	2,891	(3)	$1.51	6/4/2025	—		—
	19,841	(5)	7,370	(5)	$9.08	2/2/2026	—		—
	38,261	(6)	41,589	(6)	$12.25	1/18/2027	—		—
	10,000	(9)	10,000	(9)	$13.90	7/20/2027	—		—
	—		—		—	—	7,700	(7)	$376,222
	10,541	(8)	35,459	(8)	$52.00	1/16/2028	—		—

(1)	Market value is based on the fair market value of our common stock on December 31, 2018, the last trading day of fiscal 2018, which was $48.86.
(2)	The shares underlying the options are fully vested and were granted under our 2012 Equity Incentive Plan (the “2012 Plan”).
(3)

25% of the shares underlying the options vested on June 4, 2016, while the remaining 75% of shares underlying the options vest in equal monthly installments over three years from June 4, 2016 to June 4, 2019, subject to the applicable named executive officer’s continued employment with the Company through each applicable vesting date. These options were granted under our 2012 Plan.

(4)	The shares underlying the options are fully vested and were granted under the 2015 Plan.

(5)

1/48th of the shares underlying the options vest in equal monthly installments over four years from February 1, 2016 to February 1, 2020, subject to the applicable named executive officer’s continued employment with the Company through each applicable vesting date.  These options were granted under our 2015 Plan.

(6)

1/48th of the shares underlying the options vest in equal monthly installments over four years from January 1, 2017 to January 1, 2021, subject to the applicable named executive officer’s continued employment with the Company through each applicable vesting date.  These options were granted under our 2015 Plan.

(7)

25% of the underlying stock awards vest on January 1, 2019, while the remaining 75% of shares underlying the award vest in equal annual installments from January 1, 2019 to January 1, 2022, subject to the applicable named executive officer’s continued employment with the Company through each applicable vesting date. These stock awards were granted under our 2015 Plan.

(8)

1/48th of the shares underlying the options vest in equal monthly installments over four years from January 1, 2018 to January 1, 2022, subject to the applicable named executive officer’s continued employment with the Company through each applicable vesting date.  These options were granted under our 2015 Plan.

(9)

50% of the shares underlying the option vested on July 20, 2018 and 50% vest on July 20, 2019, subject to the applicable named executive officer’s continued employment with the Company through each applicable vesting date. This option was granted under our 2015 Plan.

(10)

25% of the underlying stock awards vest on April 4, 2019, while the remaining 75% of shares underlying the award vest in equal annual installments from April 4, 2019 to April 4, 2022, subject to the applicable named executive officer’s continued employment with the Company through each applicable vesting date. These stock awards were granted under our 2015 Plan.

(11)

25% of the underlying stock awards vest on April 4, 2019, while the remaining 75% of shares underlying the award vest in equal annual installments from April 4, 2019 to April 4, 2022, subject to the applicable named executive officer’s continued employment with the Company through each applicable vesting date. These stock awards were granted under our 2015 Plan.

(12)

25% of the underlying stock awards vest on January 16, 2019, while the remaining 75% of shares underlying the stock awards vest in equal annual installments from January 16, 2019 to January 16, 2022, subject to the applicable named executive officer’s continued employment with the Company through each applicable vesting date. These stock awards were granted under our 2015 Plan.

(13)

25% of the shares underlying the options vested on January 31, 2018, while the remaining 75% of shares underlying the options vest in equal monthly installments over three years from January 31, 2018 to January 31, 2021, subject to the applicable named executive officer’s continued employment with the Company through each applicable vesting date. These options were granted under our 2015 Plan.

Option Exercises and Stock Vested

The following table sets forth the number of shares acquired, and the value realized upon exercises of stock options and vesting of RSUs during the fiscal year ended December 31, 2018 by each of our Named Executive Officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Tassos Gianakakos	43,000	$2,292,962	-	$-
Jake Bauer	27,766	$1,430,501	-	$-
Taylor C. Harris	-	$-	-	$-
Cynthia J. Ladd	-	$-	-	$-
June Lee, M.D.	25,004	$1,361,858	-	$-
Robert McDowell, Ph.D.	-	$-	-	$-

(1)

The value realized upon the exercise of stock options is calculated by (a) subtracting the stock option exercise price from the market price on the date of exercise to get the realized value per share, and (b) multiplying the realized value per share by the number of shares underlying the stock options exercised.

(2)	The value realized upon vesting of restricted stock and RSUs is calculated by multiplying the number of shares of restricted stock and RSUs vested by the market price on the vest date.

Potential Payments on Termination or Change in Control

Change in Control and Severance Policy

In October 2015, our Board of Directors adopted the CIC Policy, which was subsequently amended in October 2018 and further amended in February 2019 to incorporate severance benefits. Pursuant to the CIC Policy, in the event any of our named executive officers experiences an Involuntary Termination (as defined below), including a Sale Event Termination (as defined below), he or she will be entitled to receive the following payments and benefits, as applicable, subject, in either case, to his or her execution and non-revocation of a severance agreement within 60 days following the date of such termination, including a general release of claims:

Involuntary Termination Benefits

•	a lump sum cash payment equal to 9 months (or 12 months in the case of Mr. Gianakakos as our Chief Executive Officer) of the named executive officer’s then-current base salary;

•

if the named executive officer elects to continue his or her group healthcare benefits, payment of an amount equal to the monthly employer contribution we would have made to provide the named executive officer with health insurance if he or she had remained employed by us until the earlier of (i) 9 months (or 12 months in the case of Mr. Gianakakos as our Chief Executive Officer) following the date of termination or (ii) the end of the named executive officer’s COBRA health continuation period; and

•	no automatic acceleration of vesting of outstanding stock options or other equity awards with time-based vesting.

Sale Event Termination Benefits

•	a lump sum cash payment equal to 12 months (or 18 months in the case of Mr. Gianakakos as our Chief Executive Officer) of the named executive officer’s then-current base salary;

•	payment of the named executive officer’s target annual incentive compensation (or 1.5x in the case of Mr. Gianakakos as our Chief Executive Officer);

•

if the named executive officer elects to continue his or her group healthcare benefits, payment of an amount equal to the monthly employer contribution we would have made to provide the named executive officer with health insurance if he or she had remained employed by us until the earlier of (i) 12 months (or 18 months in the case of Mr. Gianakakos as our Chief Executive Officer) following the date of termination or (ii) the end of the named executive officer’s COBRA health continuation period; and

•

all stock options and other stock-based awards with time-based vesting conditions granted to the named executive officer will become fully exercisable and non-forfeitable as of the date of the named executive officer’s termination.

In addition, upon a Sale Event, to the extent Section 280G of the Code is applicable, each named executive officer who is then employed with us will be entitled to receive either: (i) payment of the full amounts set forth above to which the named executive officer is entitled or (ii) payment of such lesser amount that does not trigger excise taxes under Section 280G of the Code, whichever results in the employee receiving a higher amount after taking into account all federal, state and local income, excise and employment taxes.

“Good Reason” means that the affected employee followed the “Good Reason Process” (as defined below) following the occurrence of (a) a material diminution in the employee’s job responsibilities (provided that a mere change in title or reporting relationship shall not be deemed a material diminution in job responsibilities), (b) a 10% or greater reduction in the employee’s base salary (except for across-the-board salary reductions in the salaries of all similarly situated employees based on the Company’s financial performance), or (c) the relocation of the employee’s principal place of business to a location that is more than 50 miles from the employee’s then-current location of employment.

“Good Reason Process” means that (i) the employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the employee notifies the Company or its successor in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such a condition; (iii) the employee cooperates in good faith with the Company’s or its successor’s efforts for a period of not fewer than 30 days following such notice (the “Cure Period”) to remedy the condition; (iv) notwithstanding such efforts, the Good Reason continues to exist; and (v) termination of the employee’s employment occurs no later than seven days following the expiration of the Cure Period.

“Involuntary Termination” means termination of employment or other service relationship with the Company (or its successor or acquirer) without Cause (as defined in the 2015 Plan) or for Good Reason other than a Sale Event Termination.

“Involuntary Termination Benefits” means the benefits payable following an Involuntary Termination.

“Sale Event” means ‘Sale Event’ as defined in the 2015 Plan.

“Sale Event Termination” means an Involuntary Termination that occurs within one year following completion of a Sale Event.

“Sale Event Termination Benefits” means the benefits payable following a Sale Event Termination.

Tassos Gianakakos

We entered into an employment offer letter agreement with Mr. Gianakakos in September 2013, pursuant to which he began serving as, and continues to serve as, our President and Chief Executive Officer in October 2013. The letter agreement entitled Mr. Gianakakos to an initial annual base salary of $375,000, subject to adjustment pursuant to our employee compensation policies in effect from time to time, and an initial option grant. Mr. Gianakakos’ annual base salary in 2018 was $575,000, which was increased to $615,000 effective as of January 1, 2019. Pursuant to the terms of his letter agreement and the Company’s Senior Executive Cash Incentive Bonus Plan (the “Incentive Plan”), Mr. Gianakakos is considered annually for a bonus target representing a percentage of his annual base salary, as determined by our Board of Directors based on a combination of our achievement of certain performance goals and Mr. Gianakakos’ achievement of certain individual goals.  The target annual bonus for Mr. Gianakakos is currently 60% of his base salary.

Mr. Gianakakos is also eligible to receive certain post-termination compensation and benefits in accordance with the CIC Policy described above.

Jacob B. Bauer

We entered into an employment offer letter agreement with Mr. Bauer in July 2014, pursuant to which he began serving as our Vice President, Business Development and Operations. Mr. Bauer currently serves as our Chief Business Officer. The agreement entitled Mr. Bauer to an initial annual base salary of $265,000, subject to adjustment pursuant to our employee compensation policies in effect from time to time and an initial option. Pursuant to the terms of his agreement and the Incentive Plan, Mr. Bauer is considered annually for a bonus target of his annual base salary, as determined by the Board of Directors based on a combination of our achievement of certain performance goals and Mr. Bauer’s achievement of certain individual performance goals. During 2018, the target annual bonus for Mr. Bauer was increased from 35% to 40%. Mr. Bauer’s annual base salary in 2018 was increased from $339,000 to $370,000, which was then increased to $383,900 effective as of January 1, 2019.

Mr. Bauer is also eligible to receive certain post-termination compensation and benefits in accordance with the CIC Policy described above.

Taylor C. Harris

We entered into an employment offer letter agreement with Mr. Harris in April 2018, pursuant to which he began serving as, and continues to serve as, our Chief Financial Officer. The agreement entitled Mr. Harris to an initial annual base salary of $415,000, subject to adjustment pursuant to our employee compensation policies in effect from time to time. Pursuant to the terms of his agreement and the Incentive Plan, Mr. Harris is considered annually for a bonus target of 40% of his annual base salary, as determined by the Board of Directors based on a combination of our achievement of certain performance goals and Mr. Harris’ achievement of certain individual performance goals. Mr. Harris’ annual base salary in 2018 was $415,000, which was increased to $425,800 effective as of January 1, 2019. Pursuant to the terms of his agreement, Mr. Harris was also issued an option to purchase 100,000 shares of our common stock on April 4, 2018 with time-based vesting and granted RSUs for 15,000 shares of our common stock effective April 4, 2018 with time-based vesting, both of which were granted pursuant to the terms of the 2015 Plan and the option award and RSU award agreements thereunder.

Mr. Harris is also eligible to receive certain post-termination compensation and benefits in accordance with the CIC Policy described above.

Cynthia J. Ladd

We entered into an employment offer letter agreement with Ms. Ladd in December 2017, pursuant to which she began serving as, and continues to serve as, our General Counsel. The agreement entitled Ms. Ladd to an initial annual base salary of $375,000, subject to adjustment pursuant to our employee compensation policies in effect from time to time. Pursuant to the terms of her agreement and the Incentive Plan, Ms. Ladd is considered annually for a bonus target of 40% of her annual base salary, as determined by the Board of Directors based on a combination of our achievement of certain performance goals and Ms. Ladd’s achievement of certain individual performance goals. Ms. Ladd’s annual base salary in 2018 was $375,000, which was increased to $387,600 effective as of January 1, 2019. Pursuant to the terms of her agreement, Ms. Ladd was paid a lump-sum sign-on bonus of $145,000 within 60 days of her start date.  Pursuant to the terms of her agreement, Ms. Ladd was also issued an option to purchase 120,000 shares of our common stock on January 16, 2018 with time-based vesting, granted pursuant to the terms of the 2015 Plan and option award agreements thereunder.

Ms. Ladd is also eligible to receive certain post-termination compensation and benefits in accordance with the CIC Policy described above.

June Lee, M.D.

We entered into an employment offer letter agreement with Dr. Lee in February 2017, pursuant to which she assumed the role of our Chief Operating Officer. The agreement entitled Dr. Lee to an initial annual base salary of $385,000, subject to adjustment pursuant to our employee compensation policies in effect from time to time.  Pursuant to the terms of her agreement and the Incentive Plan, Dr. Lee is considered annually for a bonus target of 40% of her annual base salary, as determined by the Board of Directors based on a combination of our achievement of certain performance goals and Dr. Lee’s achievement of certain individual performance goals. Dr. Lee’s annual base salary in 2018 was $414,000, which was increased to $465,800 effective as of January 1, 2019. Pursuant to the terms of her agreement, Dr. Lee was paid a lump-sum sign-on bonus of $50,000 within 60 days of her start date.  Pursuant to the terms of her agreement, Dr. Lee was also issued an initial option grant with time-based vesting and an initial option with performance-based vesting, both of which were granted pursuant to the terms of the 2015 Plan and option award agreements thereunder.

Dr. Lee is also eligible to receive certain post-termination compensation and benefits in accordance with the CIC Policy described above.

Robert McDowell, M.D.

We entered into an employment offer letter agreement with Dr. McDowell in June 2012, pursuant to which he assumed the role of Vice President of Drug Discovery in July 2012. Dr. McDowell currently serves as our Chief Scientific Officer.  The agreement entitled Dr. McDowell to an initial annual base salary of $260,000, subject to adjustment pursuant to our employee compensation policies in effect from time to time.  Dr. McDowell’s annual base salary in 2018 was $393,000 which was increased to $412,700 effective as of January 1, 2019. Pursuant to the terms of his agreement and the Incentive Plan, Dr. McDowell is considered annually for a bonus target of his annual base salary, as determined by the Board of Directors, based on a combination of our achievement of certain performance goals and Dr. McDowell’s achievement of individual performance goals. During 2018, the target annual bonus for Dr. McDowell was increased from 35% to 40%.

Dr. McDowell is also eligible to receive certain post-termination compensation and benefits in accordance with the CIC Policy described above.

The following table quantifies the potential payments that would have become due to our Named Executive Officers assuming that one of the triggering events above occurred as of December 31, 2018 and that in the event of a Sale Event, all equity awards of the Company are assumed, continued or substituted by the successor entity.

Name		Involuntary Termination		Sale Event Termination
Tassos Gianakakos
	Cash Severance Payment	$575,000	(1)	$862,500	(2)
	Annual Incentive Compensation	$-		$517,500	(3)
	COBRA Premiums	$26,392	(4)	$39,588	(5)
	Accelerated Equity Vesting	$-		$9,296,144	(6)
Jake Bauer
	Cash Severance Payment	$277,500	(7)	$370,000	(8)
	Annual Incentive Compensation	$-		$148,000	(9)
	COBRA Premiums	$12,775	(10)	$17,033	(11)
	Accelerated Equity Vesting	$-		$2,145,050	(6)
Taylor C. Harris
	Cash Severance Payment	$311,250	(7)	$415,000	(8)
	Annual Incentive Compensation	$-		$166,000	(9)
	COBRA Premiums	$19,794	(10)	$26,392	(11)
	Accelerated Equity Vesting	$-		$768,900	(6)
Cynthia J. Ladd
	Cash Severance Payment	$281,250	(7)	$375,000	(8)
	Annual Incentive Compensation	$-		$150,000	(9)
	COBRA Premiums	$13,832	(10)	$18,443	(11)
	Accelerated Equity Vesting	$-		$-
June Lee, M.D.					-
	Cash Severance Payment	$310,500	(7)	$414,000	(8)
	Annual Incentive Compensation	$-		$165,600	(9)
	COBRA Premiums	$19,794	(10)	$26,392	(11)
	Accelerated Equity Vesting	$-		$3,421,054	(6)
Robert McDowell, Ph.D.
	Cash Severance Payment	$294,750	(7)	$393,000	(8)
	Annual Incentive Compensation	$-		$157,200	(9)
	COBRA Premiums	$4,156	(10)	$5,542	(11)
	Accelerated Equity Vesting	$-		$2,678,472	(6)

(1)	Represents 12 months of the Named Executive Officer’s then-current base salary.
(2)	Represents 18 months of the Named Executive Officer’s then-current base salary.
(3)	Represents 1.5x the Named Executive Officer’s target annual incentive compensation.
(4)

Represents payment of an amount equal to the monthly employer contribution we would have made to provide the Named Executive Officer with health insurance if he remained employed by us until 12 months following the date of termination.

(5)

Represents payment of an amount equal to the monthly employer contribution we would have made to provide the Named Executive Officer with health insurance if he remained employed by us until 18 months following the date of termination.

(6)

Represents acceleration of vesting of 100% of the total number of shares underlying outstanding and unvested time-based equity awards. For stock options with a per share exercise price greater than the fair market value of a share of our common stock on December 31, 2018 ($48.86), no amounts have been included with respect to such stock options.
(7)	Represents 9 months of the Named Executive Officer’s then-current base salary.
(8)	Represents 12 months of the Named Executive Officer’s then-current base salary.
(9)	Represents 1x the Named Executive Officer’s target annual incentive compensation.
(10)

Represents payment of an amount equal to the monthly employer contribution we would have made to provide the Named Executive Officer with health insurance if he remained employed by us until 9 months following the date of termination.

(11)

Represents payment of an amount equal to the monthly employer contribution we would have made to provide the Named Executive Officer with health insurance if he remained employed by us until 12 months following the date of termination.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information as of December 31, 2018 regarding shares of common stock that may be issued under our equity compensation plans, consisting of our 2012 Plan, our 2015 Plan and our 2015 Employee Stock Purchase Plan (the "ESPP").

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (#)(a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($) (b)(1)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(c)
Equity compensation plans approved by securityholders (2)	3,864,407	(3)	26.40	1,685,501	(4)
Equity compensation plans not approved by securityholders	—		—	—
Total	3,864,407			1,685,501

(1)       The weighted average exercise price is calculated based solely on outstanding stock options.

(2)       Includes the 2012 Plan, the 2015 Plan and the ESPP.

(3)

Does not include purchase rights accruing under the ESPP during the current purchase period, which commenced on November 1, 2018 because the purchase right (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period on April 30, 2019.  Subject to the number of shares remaining in the share reserve, the maximum number of shares purchasable by any participant in the ESPP on any one purchase date for any purchase period, including the current purchase period, may not exceed 2,500 shares.

(4)

Includes 863,538 shares of common stock remaining available for issuance under the 2015 Plan and 449,444 shares of common stock remaining available for issuance under the ESPP as of December 31, 2018. Our 2015 Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2017, by the lesser of (i) 4% of the number of outstanding shares of the Company’s common stock on the immediately preceding December 31, and (ii) an amount as determined by the compensation committee of the Company’s Board of Directors. The number of shares of stock available for issuance under the ESPP will be automatically increased each January 1, beginning with January 1, 2017 and ending on January 1, 2025, by the lesser of: (i) 3,000,000 shares of common stock, (ii) 1% of the number of outstanding shares of common stock on the immediately preceding December 31 or (iii) such lesser amount of shares as determined by the compensation committee of the Company’s Board of Directors. On January 1, 2019, the number of shares available for issuance under our 2015 Plan and our ESPP increased by 358,127 shares and 314,289 shares, respectively, pursuant to these provisions.  These increases are not reflected in the table above.  We no longer grant new awards under our 2012 Plan, and any awards previously granted under such plan prior to our initial public offering that are forfeited, canceled, reacquired by us prior to vesting satisfied without the issuance of stock or otherwise terminated (other than by exercise) are added to shares available for issuance under the 2015 Plan.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report is not considered proxy solicitation material and is not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933 or the Exchange Act that might incorporate our filings under those statutes, the Compensation Committee Report shall not be incorporated by reference into any of our prior filings or into any of our future filings under those statutes.

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, that the Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting and incorporated by reference in the Company’s Annual Report for the fiscal year ended December 31, 2018.

COMPENSATION COMMITTEE

MARK L. PERRY, CHAIRMAN

SUNIL AGARWAL

WENDY L. YARNO

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the compensation agreements and other arrangements described under “Compensation of Named Executive Officers” and the transactions described below, since January 1, 2018, there has not been and there is not currently proposed, any transaction or series of similar transactions to which we were, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 and in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.

Transactions with Sanofi S.A.

Set forth below are descriptions of transactions to which we were a party with Sanofi S.A. (“Sanofi”) (or its affiliated entities), who, during the fiscal year ended December 31, 2018, was our strategic collaboration partner and a holder of more than five percent of our outstanding common stock.

Payments under Collaboration Agreement

We were party to a license and collaboration agreement (the “Collaboration Agreement”) entered into in August 2014 with Aventis Inc., a wholly-owned subsidiary of Sanofi, for the research, development and potential commercialization of pharmaceutical products for the treatment, prevention and diagnosis of hypertrophic cardiomyopathy (“HCM”) and dilated cardiomyopathy, as well as potential additional indications.  Pursuant to the Collaboration Agreement, in November 2016, Sanofi paid to us a $25.0 million milestone-based payment in connection with our submission of an investigational new drug application for MYK-491 to the U.S. Food and Drug Administration.  Additionally, in December 2016, Sanofi provided notice to us of its election to continue the collaboration through December 31, 2018 pursuant to the terms of the Collaboration Agreement.  In connection with Sanofi’s decision to continue the collaboration, we received a $45.0 million milestone payment in January 2017, and $43.4 million in reimbursements and prepayments for research and development costs under the development portion of our Collaboration Agreement. Under the terms of the Collaboration Agreement, the agreement was deemed terminated if Sanofi did not notify us that they intended to continue to fund certain programs on or before December 31, 2018. On that date Sanofi notified us that they did not intend to continue the collaboration with respect to the HCM-1 program and that the agreement was deemed terminated with respect to all other programs.  As a result, the agreement has been terminated in its entirety except for Sanofi’s continuing rights to receive royalties in the event of commercialization of the HCM-1 program in the United States.

Participation in Follow-On Offering

In  May 2018, Sanofi (through its wholly-owned subsidiary, Aventis Inc.) purchased an aggregate of 150,000 shares of our common stock in our follow-on public offering at the public offering price and on the same terms as the other purchasers in the offering, which included the following purchase in an amount that exceeded $120,000:

Beneficial Owner	Shares Purchased in Offering	Aggregate Purchase Price
Sanofi	150,000	$7,350,000

Executive Officer and Director Compensation

Employment Agreements

We have entered into offer letters or employment agreements with each of our named executive officers and certain of our other executive officers. For more information regarding these arrangements, see “Compensation of Named Executive Officers—Employment Arrangements with Our Named Executive Officers.”

Stock Option Awards

For information regarding stock option awards granted to our named executive officers and directors, see “Election of Directors—Director Compensation” and “Compensation of Named Executive Officers.”

Indemnification Agreements

We have entered into agreements to indemnify our directors and executive officers. These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our Board of Directors to the maximum extent allowed under Delaware law.

Procedures for Approval of Related Person Transactions

The Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all such transactions. The Audit Committee follows the policies and procedures set forth in our Related Person Transaction Policy in order to facilitate such review. The Related Person Transaction Policy is written.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the beneficial ownership information of our common stock by:

•	each person known to us to be the beneficial owner of more than 5% of our common stock as of March 31, 2019;
•	each named executive officer;
•	each of our directors; and
•	all of our executive officers and directors as a group.

We have based our calculation of the percentage of beneficial ownership of 46,001,775 shares of common stock outstanding on March 31, 2019.

Each individual or entity shown in the table has furnished information with respect to beneficial ownership. The information with respect to our executive officers and directors is as of March 31, 2019 unless otherwise noted. The information with respect to certain significant stockholders is based on filings by the beneficial owners with the SEC pursuant to section 13(d) and 13(g) of the Exchange Act. We have determined beneficial ownership in accordance with the SEC’s rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable on or before May 30, 2019, which is 60 days after March 31, 2019. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% or Greater Stockholders:
Entities affiliated with Wellington Management Company (1)
280 Congress Street, Boston, MA 02110	2,749,065	6.0%
Entities affiliated with Fidelity (2)
245 Summer Street, Boston, MA 02210	6,040,606	13.1%
Entities affiliated with Vanguard (3)
100 Vanguard Blvd., Malvern, PA 19355	3,062,882	6.7%
Entities affiliated with Blackrock, Inc. (4)
55 East 52nd Street, New York, NY 10055	2,861,588	6.2%
T. Rowe Price Associates, Inc. (5)
100 E. Pratt Street, Baltimore, MD 21202	2,482,432	5.4%
Named Executive Officers and Directors:
T. Anastasios Gianakakos (6)	1,169,744	2.5%
Jake Bauer (7)	151,051	*
Taylor C. Harris (8)	34,949	*
Cynthia J. Ladd (9)	44,591	*
June Lee, M.D.(10)	90,832	*
Robert McDowell(11)	264,671	*
Mark L. Perry (12)	77,020	*
Sunil Agarwal (13)	49,499	*
Mary B. Cranston (14)	49,041	*
Wendy L. Yarno (15)	34,407	*
Kimberly Popovits (16)	32,999	*
David P. Meeker, M.D. (17)	32,541	*
All directors and executive officers as a group (13 persons) (18)	2,026,345	4.3%

*	Represents beneficial ownership of less than 1% of the shares of common stock.
(1)

Based on Schedule 13G/A filed on February 12, 2019 and consists of 2,749,065 shares of common stock owned of record by clients of one or more investment advisers identified in Exhibit A thereto directly or indirectly owned by Wellington Management Group LLP. The address of the beneficial owner is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(2)

Based solely on a report on Schedule 13G/A filed with the SEC on February 13, 2019, which indicates that (i) FMR, LLC has sole dispositive power over 6,040,606 shares of common stock and (ii) Abigail P. Johnson had sole dispositive power over 6,040,606 shares of common stock and. Abigail P. Johnson is a Director, the Vice Chairman, and the Chief Executive Officer of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(3)	Based solely on a report on Schedule 13G filed with the SEC on February 11, 2019.

(4)

Based solely on a report on Schedule 13G filed with the SEC on February 8, 2019, which indicates that Black Rock, Inc. has sole voting power with respect to 2,785,366 shares of common stock and sole dispositive power with respect to 2,861,588 shares of common stock

(5)

Based solely on a report on Schedule 13G filed with the SEC on February 14, 2019, which indicates that T. Rowe Price Associates, Inc. has sole voting power with respect to 387,621 shares of common stock and sole dispositive power with respect to 2,482,432 shares of common stock

(6)

Consists of: (i) 625,073 shares of common stock held by trusts, (ii) 76,967 shares of common stock held by Mr. Gianakakos and (iii) options to purchase 457,704 shares of common stock that are exercisable within 60 days of March 31, 2019, held by Mr. Gianakakos.

(7)	Consists of: (i) 65,755 shares of common stock, held by Mr. Bauer and (ii) options to purchase 85,296 shares of common stock that are exercisable within 60 days of March 31, 2019 held by Mr. Bauer.
(8)	Consists of options to purchase 34,949 shares of common stock that are exercisable within 60 days of March 31, 2019 held by Mr. Harris.

(9)	Consists of options to purchase 44,591 shares of common stock that are exercisable within 60 days of March 31, 2019 held by Ms. Ladd.

(10)	Consists of: (i) 2,420 shares of common stock held by Dr. Lee and (ii) options to purchase 88,412 shares of common stock that are exercisable within 60 days of March 31, 2019 held by Dr. Lee.

(11)

Consists of: (i) 1,158 shares of common stock held by Dr. McDowell and (ii) options to purchase 263,513 shares of common stock that are exercisable within 60 days of March 31, 2019 held by Dr. McDowell.

(12)	Consists of: (i) 25,408 shares of common stock held by Mr. Perry and (ii) options to purchase 51,612 shares of common stock that are exercisable within 60 days of March 31, 2019 held by Mr. Perry.

(13)	Consists of options to purchase 49,499 shares of common stock that are exercisable within 60 days of March 31, 2019 held by Dr. Agarwal.

(14)	Consists of options to purchase 49,041 shares of common stock that are exercisable within 60 days of March 31, 2019 held by Ms. Cranston.

(15)	Consists of: (i) 1,408 shares of common stock held by Ms. Yarno and (ii) options to purchase 32,999 shares of common stock that are exercisable within 60 days of March 31, 2019 held by Ms. Yarno.

(16)	Consists of options to purchase 32,999 shares of common stock that are exercisable within 60 days of March 31, 2019 held by Ms. Popovits.

(17)	Consists of options to purchase 32,541 shares of common stock that are exercisable within 60 days of March 31, 2019 held by Dr. Meeker.

(18)

Includes the number of shares beneficially owned by the named executive officers and directors listed in the above table, as well as options to purchase 0 shares of common stock that are exercisable within 60 days of March 31, 2019 held by William Fairey.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all such forms which they file.

To our knowledge, based solely on our review of such reports or written representations from certain reporting persons, we believe that all of the filing requirements applicable to our officers, directors, greater than 10% beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with during the year ended December 31, 2018, except that two transactions, each involving the partial exercise of an option to purchase common stock by Mr. Bauer, were each reported late on amended Form 4s due to administrative error.

The following Audit Committee Report is not considered proxy solicitation material and is not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of the Company’s filings made under the Securities Act of 1933 or the Exchange Act that might incorporate filings made by the Company under those statutes, the Audit Committee Report shall not be incorporated by reference into any prior filings or into any future filings made by the Company under those statutes.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) has furnished this report concerning the independent audit of the Company’s financial statements. Each member of the Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and rulemaking of the SEC and the NASDAQ Stock Market regulations. A copy of the Audit Committee Charter is available on the Company’s website at http://www.MyoKardia.com.

The Audit Committee’s responsibilities include assisting the Board of Directors regarding the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and the independent registered public accounting firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the fiscal year ended December 31, 2018 with the Company’s management and PricewaterhouseCoopers LLP. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, with and without management present, their evaluation of the Company’s internal accounting controls and overall quality of the Company’s financial reporting. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (formerly SAS 61), as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board Rule 3526 and the Audit Committee discussed the independence of PricewaterhouseCoopers LLP with that firm.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report for the fiscal year ended December 31, 2018.

The Audit Committee and the Board of Directors have recommended the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

AUDIT COMMITTEE

MARY CRANSTON, CHAIRPERSON

MARK L. PERRY

WENDY L. YARNO

HOUSEHOLDING OF PROXY MATERIALS

We have made available a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Notice, Annual Report on Form 10-K and proxy materials, as applicable. This allows us to save money by reducing the number of documents we must print and mail, and it helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and street name holders (i.e., those stockholders who hold their shares through a brokerage).

Registered Stockholders

If you are a registered stockholder and would like to consent to a mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Annual Report and proxy materials for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting the Householding Department of Broadridge Corporate Issuer Solutions, Inc. (“Broadridge”), at 1717 Arch Street, Suite 1300, Philadelphia, PA 19103.

Registered stockholders who have not consented to householding will continue to receive copies of Annual Reports and proxy materials for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of Annual Reports or proxy statements for all registered stockholders residing at the same address by contacting Broadridge as outlined above.

Street Name Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

OTHER MATTERS

We are not aware of any matters that may come before the meeting other than those referred to in the notice. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

Accompanying this Proxy Statement is our Annual Report. Copies of our Annual Report are available free of charge on our website at www.MyoKardia.com or you can request a copy free of charge by calling Investor Relations at (650) 351-4705 or sending an e-mail request to IR@myokardia.com. Please include your contact information with the request.

By Order of the Board of Directors,

MyoKardia, Inc.

/s/ T. Anastasios Gianakakos
T. Anastasios Gianakakos
President and Chief Executive Officer

April 24, 2019

MYOKARDIA, INC. 333 ALLERTON AVE. SOUTH SAN FRANCISCO, CA 94080 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/12/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you may consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in the future. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/12/2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote For the following: For All withhold for All Except To withhold authority to vote for any individual nominee (s), mark “For all Except” and write the number (s) of the nominee (s) on the line below. 1. To elect the two Class I directors Nominees 01 Sunil Agarwal, M.D. 02 Kimberly Popovits The Board of Directors recommends you vote FOR the following: 2 To ratify the appointment of Price water house Coopers LLP as the independent registered public accounting firm of the company for its fiscal year ending December 31, 2019. For Against Abstain NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. The board of directors recommends you vote 1 year on the following proposal: 1 year 2 years 3 years abstain 3 To recommend, on a non-binding advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, This proxy, when properly executed, will be voted as directed herein by the undersigned Stockholder, If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1, “FOR” Proposals 2 and 3, and for “ONE YEAR” in Proposal 4. The Board of Directors recommends you vote 1 YEAR on the following proposal: 1 year 2 years 3 years Abstain 4 To recommend, on a non-binding advisory basis, the frequency of future non-binding stockholder advisory votes to approve the compensation of the Company’s named executive officers. Please sign exactly as your name(s) appear(s) hereon, when signing as attorney, executor, administrator, or other fiduciary, please give full title as such, Joint owners should each sign personally, All holders must sign, If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature[PLEASE SIGN WITHIN BOX] Date Signature(Joint Owners) Date 0000421461_1 R1.0.1.18

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement, Annual Report on Form 10-K and Shareholder Letter are available at www.proxyvote.com. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 10k / Annual Report, Proxy Statement, Shareholder Letter is/are available at www.proxyvote com MYOKARDIA, INC. Proxy for Annual Meeting of Stockholders on June 13, 2019 Solicited on Behalf of the Board of Directors The undersigned hereby appoints Cynthia Ladd and Taylor Harris as proxies, each with the power to appoint his substitute, and hereby authorizes such proxies to represent and vote, as designated on the reverse side hereof, all the shares of common stock of MyoKardia, Inc. held of record by the undersigned at the close of business on April 15, 2019 at the Annual Meeting of Stockholders to be held June 13, 2019 at 9:00AM Pacific Time at the Hilton Garden Inn - San Francisco Airport, 670 Gateway Boulevard, South San Francisco, CA 94080, and at any adjournment thereof. (Continued and to be signed on reverse side) 0000421461_2 R1.0.1.18